PROSPECTUS                                                                                                                                                                                                                                                                Filed pursuant to Rule 424(b)(3)
Registration No. 333-199820

KRAIG BIOCRAFT LABORATORIES, INC.
110,000,000 shares of Class A Common Stock

This prospectus relates to the resale of up to 110,000,000 shares of the common stock of Kraig Biocraft Laboratories, Inc., a Wyoming corporation, which shares will be offered and sold by the selling shareholder, Calm Seas Capital, LLC, a Nevada limited liability company (“Calm Seas”), pursuant to a “put right” under a letter agreement for an equity line financing, that we entered into with Calm Seas on October 2, 2014 (the “Letter Agreement”). As of June 8, 2016, of the 110,000,000 shares of common stock initially registered, 68,983,999 shares of common stock remain available for registration. The Letter Agreement permits us to “put” up to an aggregate of $7,500,000 in shares of our Class A common stock to Calm Seas during a two year period ending on the second anniversary of the effective date of the registration statement covering the resale of the put shares.  We will not receive any proceeds from the sale of these shares of our Class A common stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of the put right offered by Calm Seas under the Letter Agreement.  We will bear all costs associated with this registration.

Calm Seas is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our Class A common stock sold to it by our exercise of the put right under the Letter Agreement.  Each month we may put up to $200,000 of our Class A common stock under the Letter Agreement, which will purchase such shares at a price per share equal to 80% of the lowest price of our Class A common stock during the five consecutive trading days immediately following the date the notice of our election to put shares pursuant to the Letter Agreement is delivered to Calm Seas (the date of delivery of such notice is referred to as the “put date”).  Notwithstanding the aggregate $200,000 ceiling for monthly puts under the Letter Agreement, if both we and Calm Seas agree, we may submit one or more additional puts during any given month to the extent we need additional capital for our operations and/or our product development.  We can only submit such additional put(s) if Calm Seas Capital agrees to it.  Furthermore, the additional put is subject to the aggregate $7,500,000 limitation of this offering.  The additional put allows us to obtain additional capital in the event that our product development proceeds quicker than we expect.

We will automatically withdraw our put notice to Calm Seas if the lowest price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing “bid” price for our Class A common stock for the ten (10) trading days prior to the put date.

Our shares of Class A common stock are traded on the OTC Markets, Inc. OTCQB under the symbol “KBLB.” On June 8, 2016, the closing sale price of our common stock was $0.0198 per share.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 4.

Our principal executive offices are located at 2723 South State St., Suite 150, Ann Arbor, Michigan.  Our telephone number is (734)619-8066.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 28, 2016

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus.  We have not, and the selling security holder has not, authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it.  We are not, and the selling security holder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus, “Kraig”, “Kraig Biocraft” “KBLB”, “the Company”, “we”, “us” and “our” refer to Kraig Biocraft Laboratories, Inc., a Wyoming corporation, unless the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Condensed Financial Statements, before making an investment decision.

About Our Company

We are Kraig Biocraft Laboratories, Inc., a corporation organized under the laws of Wyoming on April 25, 2006.  We were organized to develop high strength, protein-based fibers, using recombinant DNA technology, for commercial applications in both the specialty fiber and technical textile industries.  Specialty fibers are engineered for specific uses that require exceptional strength, heat resistance and/or chemical resistance.  The specialty fiber market is dominated by two synthetic fiber products:  aramid fibers and ultra-high molecular weight polyethylene fiber.  Examples of these synthetic fibers include Kevlar® and Spectra®.  The technical textile industry involves products for both industrial and consumer products, such as filtration fabrics, medical textiles (e.g., sutures and artificial ligaments), safety and protective clothing and fabrics used in military and aerospace applications (e.g., high-strength composite materials).

We entered into license agreements with University of Notre Dame and the University of Wyoming that give us the use of certain intellectual property for developing transgenic silkworms to produce spider silk fibers in commercially viable quantities.  We are using these genetic engineering technologies to develop fibers with greater strength, resiliency and flexibility for use in our target markets, namely the specialty fiber and technical textile industries.

We are currently in the research and development stage of our development, which is to develop a transgenic silkworm that can produce a recombinant spider silk fiber by inserting genetic sequences into ordinary silkworms using patented genetic engineering technology under our license and collaboration agreements with the University of Norte Dame and the University of Wyoming. The proceeds from the offering, as described below, will be used to fund this research and development and to increase the scale of our production of genetically endeared silks. We anticipate this stage in our development may be complete by December 31, 2015.

As of the date of this prospectus, we have not generated any revenues from our development activities.  As of December 31, 2015 and March 31, 2016, we have an accumulated deficit since inception of approximately $20.31 million and $20.81 million, respectively.  As of December 31, 2015 and March 31, 2016, we had $238,188 and $187,002, respectively in cash.  Our cash balance is not sufficient to advance our research and development obligations under our agreements with The Universities of Norte Dame and Wyoming.  Both universities have indicated to us that they desire to continue their respective collaborative efforts with us, with the expectation that we will be able to raise capital under the Equity Line Financing to fund our research and development efforts.  We have also received a going concern opinion from our independent registered accounting firm in its audit report dated March 30, 2016, for our fiscal year ended December 31, 2015.

The proceeds from the equity line financing will be used for working capital including employee salaries, the costs of our research and development obligations under the agreement with the University of Notre Dame, the costs related to our operation as a public company (primarily, legal and accounting fees) as well as legal fees for securing our intellectual property, rent and telecommunications (phone, fax and Internet).  Consequently, we believe that it is highly likely that we will use all $7,500,000 of the proceeds we expect to raise from the equity line financing under the Letter Agreement.  We believe the results of our research and development efforts, if successful, will help increase our stock price and, therefore, reduce the number of shares we will need to put to Calm Seas in order to raise the full $7,500,000 in gross proceeds we are seeking to raise under the equity line financing under the Letter Agreement.  In the event that we do not have positive results from our research and development during the 24 month term of the equity line financing, we believe it will be unlikely that we will raise the full $7,500,000 in gross proceeds under the equity line financing.  In the event that we raise substantially less than the maximum proceeds that we expect to raise under the equity line financing by the expiration of its 24 month term, we will seek to raise additional capital from other investors.

Recent Events

Over the first quarter of 2016, the Company has developed new knit materials in conjunction with collaboration partners, completed a proposed program review with a US government agency, completed a project risk assessment for its potential Vietnam operations, and identified several possible ancillary production locations, including two domestic options. However, as of the date of this prospectus, the Company has yet to enter into any contracts with the US government.  There is also no guarantee that the Company will ever enter into any agreements with the US government in the second and third quarters of 2016 or any time in the future.

Where You Can Find Us

Our principal executive offices are located at 2723 South State St., Suite 150, Ann Arbor, Michigan.  Our telephone number is (734)619-8066.

The Offering

This prospectus relates to the resale of up to 110,000,000 shares of our Class A common stock that may be issued to Calm Seas pursuant to a “put right” under the Letter Agreements, that we entered into with Calm Seas. As of June 8, 2016, of the 110,000,000 shares of common stock initially registered, 68,983,999 shares of common stock remain available for registration.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 110,000,000 shares pursuant to the exercise of our put right under the Letter Agreement, although the number of shares that we will actually issue pursuant to that put right may be significantly less than 110,000,000, depending on the trading price of our Class A common stock.

The Letter Agreement with Calm Seas provides that over a 24 month period we may put to Calm Seas up to an aggregate of $7,500,000 in shares of our Class A common stock for a purchase price equal to 80% of the lowest price of our Class A common stock during the five consecutive trading days immediately following the date we deliver notice to Calm Seas of our election to put shares pursuant to the Letter Agreement.  We may only put shares twice during each calendar month, unless Calm Seas accepts an additional put (as described below).  The dollar value that we will be permitted to put each month pursuant to the Letter Agreement will be the lesser of: (A) the product of (i) 200% of the average daily volume in the US market of our Class A common stock for the ten trading days prior to the date we deliver our put notice to Calm Seas multiplied by (ii) the average of the daily closing prices for the ten (10) trading days immediately preceding the date we deliver our put notice to Calm Seas, or (B) $200,000 with regard to the Letter Agreement.  We will automatically withdraw our put notice to Calm Seas if the lowest price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing “bid” price for our Class A common stock for the ten (10) trading days prior to the date we deliver our put notice to Calm Seas.

On the seventh business day after we deliver our put notice to it, Calm Seas will purchase the number of shares set forth in the put notice at the dollar value set forth in the put notice by delivering such amount to us by wire transfer.

Notwithstanding the aggregate $200,000 ceiling for monthly puts under the Letter Agreement, as described above, we may at any time request Calm Seas to purchase shares in excess of such ceiling, either as a part of a monthly put or as an additional put(s) during such month.  If Calm Seas, in its sole discretion, accepts such request to purchase additional shares, then we may include the put for additional shares in our monthly put request or submit an additional put for such additional shares in accordance with the procedure set forth above.

Calm Seas has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio.  This prospectus covers the resale of our stock by Calm Seas either in the open market or to other investors through negotiated transactions. Calm Seas’ obligations under the Letter Agreement are not transferrable and this registration statement does not cover sales of our common stock by transferees of Calm Seas.

Except as described above, there are no other conditions that must be met in order for Calm Seas to be obligated to purchase the shares set forth in the put notice.

The Letter Agreement will terminate when any of the following events occur:

●	Calm Seas has purchased an aggregate of $7,500,000 of our Class A common stock; or

●	The second anniversary of the effective date of the registration statement covering the Equity Line Financing with Calm Seas under the Letter Agreement.

As we draw down on the Equity Line Financing, shares of our Class A common stock will be sold into the market by Calm Seas.  The sale of these additional shares could cause our stock price to decline.  In turn, if the stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between the market price of our Class A common stock and the number of shares to be issued under the Equity Line Financing.  If our stock price declines, we will be required to issue a greater number of shares under the Equity Line Financing.  We have no obligation to utilize the full amount available under the Equity Line Financing.

Terms of the Offering

Class A common stock offered:	Up to 110,000,000 shares of Class A common stock, no par value, to be offered for resale by Calm Seas.

Class A common stock outstanding before this offering:	676,903,348 shares

Common stock to be outstanding after this offering:	786,903,348 shares

Use of proceeds:	We will not receive any proceeds from the sale of the shares of Class A common stock. However, we will receive proceeds from the Equity Line Financing. See “Use of Proceeds”.

Risk factors:	An investment in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus.

OTC Markets symbol:	“KBLB”

 As of the date of this filing there are 719,110,271 outstanding shares of Class A common stock, which includes 41,016,001 issued share under this registration.  68,983,999 shares of Class A common stock remain available for registration under this offering.

SUMMARY FINANCIAL DATA

The following table provides summary financial statement data of Kraig Biocraft Laboratories, Inc. The financial data have been derived from our audited financial statements. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes included in this prospectus.

	For the Period Ended March 31, 2016	For the Year Ended December 31, 2015
	(Unudited)	(Audited)

Revenue	$--	$--

Total Operating Expenses	$477,940	$2,054,539

Loss from Operations	$(477,940)	$(2,054,539)

Net loss	$(508,980)	$ (2,133,793)

Loss Per Share – Basic and Diluted	$(0.00)	$(0.00)

	As of March 31, 2016	As of December 31, 2015
BALANCE SHEET DATA:	(Unaudited)	(Audited)

Cash	$187,002	$238,188

Total assets	$249,171	$304,937

TotalCurrentliabilities – related party	$ 1, 850,225	$ 1,732,040

Total Current Liabilities	$2,383,614	$2,201,873

Stockholders’ Deficit	$(2,134,443)	$(1,896,936)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and its subsidiary not to the selling stockholders.

Risk Related to Our Company

The report of the independent registered public accounting firm on our 2015 and 2014 financial statements contains a going concern qualification.

The report of the independent registered public accounting firm covering our financial statements for the years ended December 31, 2015 and December 31, 2014 stated that certain factors, including that we have a working capital and shareholder deficit and raised substantial doubt as to our ability to continue as a going concern.  Because we are not yet producing revenue, we are dependent upon raising capital to continue our business.  If we are unable to raise capital, we may not be able to continue as a going concern.

We may be unable to maintain an effective system of internal controls and accurately report our financial results or prevent fraud, which may cause our current and potential stockholders to lose confidence in our financial reporting and adversely impact our business and our ability to raise additional funds in the future.

Effective internal controls are necessary for us to provide reliable financial statements and effectively prevent fraud.  We have no internal accounting staff.  As we noted in our annual report on Form 10-K for the year ended December 31, 2015, we reported that our internal control over financial reporting was not effective for the purposes for which it is intended because we had material weaknesses, as described below.  Though we have taken some steps to address our material weaknesses in our internal control over financial reporting, including education of management of disclosure requirements and financial reporting controls, we still have not eliminated the material weakness in our internal controls over financial reporting.  If we cannot provide reliable financial statements or prevent fraud, our operating results and our reputation could be harmed as a result, causing stockholders and/or prospective investors to lose confidence in management and making it more difficult for us to raise additional capital in the future.

In our “Management's Annual Report on Internal Control Over Financial Reporting” that appeared in our annual report on Form 10-K for the year ended December 31, 2015, we reported that our internal control over financial reporting was not effective for the purposes for which it is intended based on the following material weaknesses:

●
Lack of internal audit function. During 2015, the Company, upon review of the independent auditors, made some adjustments to its financial statements, including, adjusting salary amounts and the related tax accruals, allocating the “related party gain” to be donated capital and adding the liability due to our attorney that should have been recorded.  Management believes that the foregoing is due to the fact that the Company lacks qualified resources to perform the internal audit functions properly and that the scope and effectiveness of the internal audit function are yet to be developed. Specifically, the reporting mechanism between the Company’s accounting personnel, the Board of Directors and the CEO was not effective, therefore resulting in the delay of recording and reporting.

● ● ●
No Segregation of Duties Ineffective controls over financial reporting: As of December 31, 2015, we had no full-time employees with the requisite expertise in the key functional areas of finance and accounting; since inception, we have retained contract accountants to serve in that role on an as needed basis. As a result, there is a lack of proper segregation of duties necessary to insure that all transactions are accounted for accurately and in a timely manner.

Lack of a functioning audit committee: Due to a lack of a majority of independent members and a lack of a majority of outside directors on our board of directors, and no audit committee has been elected, the oversight in the establishment and monitoring of required internal controls and procedures is inadequate.

Written Policies & Procedures: Due to lack of written policies and procedures for accounting and financial reporting, the Company did not establish a formal process to close our books monthly and account for all transactions.

As reported in our most recent Annual Report, we had hired a payroll service firm to manage all payroll functions including tax withholdings. We will take the following remediation steps to help address our material weaknesses in our internal control over financial reporting:

1.	We will continue to educate our management personnel to increase its ability to comply with the disclosure requirements and financial reporting controls;
2.	We will increase management oversight of accounting and reporting functions in the future; and
3.	As soon as we can raise sufficient capital or our operations generate sufficient cash flow, we will hire personnel to handle our accounting and reporting functions.

We do not expect to remediate the weaknesses in our internal controls over financial reporting until the time when we start to commercialize a recombinant fiber (and, therefore, may have sufficient cash flow for hiring personnel to handle our accounting and reporting functions).

We currently do not have any patent rights in the products we are seeking to develop and we currently license the genetic sequences and genetic engineering technology we need to develop our products.  If any third party challenges our claim to intellectual property rights in the fiber products we are seeking to develop or the intellectual property rights that we license, our business may be materially harmed

We have no patents or design patents on any of the fiber products we are seeking to develop.  It is possible that the fiber products we are seeking to develop could be imitated or directly manufactured and sold by a competitor.  In addition, some or all of our research, development ideas and proposed products may be covered by patent rights held by some other entity.  In that event, we could incur devastating liability and be forced to cease operations.

We entered into intellectual property licensing agreements with Notre Dame and the University of Wyoming.  Pursuant to these licensing agreements, we have obtained certain exclusive rights to use intellectual property and genetic sequences owned by these universities.  However, we have no guarantee of the viability of these intellectual property rights or the rights that we have licensed do not infringe on the legal rights of third parties.  The intellectual property rights that we have licensed could be challenged or voided or that the licensed intellectual property is worthless and without utility.  We may also need to license additional intellectual property from persons or entities in order to successfully complete our research and development, and we cannot be certain that we would be able to enter into a license agreement with such persons or entities.  In which event our operations will be adversely affected and our prospects negatively affected.

The 110,000,000 shares we are registering for resale hereunder may not be enough to access the full $7,500,000 available under our equity line agreement with Calm Seas Capital, LLC

We have elected to register for resale 110 million shares of our Class A Common Stock under our equity line agreement with Calm Seas. By choosing to register this number of shares, we may not be able to receive the full $7,500,000 available to us under the Calm Seas agreement unless our stock price were to increase to at approximately $0.068 per share from its price of $0.04 per share as of the date of this Registration Statement.  In the event we are not able to receive the full $7,500,000 from Calm Seas, we may have to seek capital from other sources to fund our operations which may not be available to us.

Whether our stock price will reach $0.068 is dependent on a number of factors such as the progress of our business and commercialization of our Monster Silk™ and whether sales of our Class A Common Stock by Calm Seas after we put stock to them have the effect of depressing our stock price below $0.068 even if there are positive developments in our business.

Existing stockholders could experience substantial dilution upon the issuance of Class A common stock pursuant to an equity line we have with Calm Seas Capital.

Under the Equity Line Financing set forth in the Letter Agreement with Calm Seas Capital, we may put up to $200,000 of our Class A common stock to Calm Seas per month.  Notwithstanding the $200,000 ceiling for monthly puts under the Letter Agreement, if both we and Calm Seas agree, we may submit one or more additional puts during any given month to the extent we need additional capital for our operations and/or our product development.  When we exercise our put Calm Seas will purchase such shares at a price per share equal to 80% of the lowest price of our Class A common stock during the five consecutive trading days immediately following the put date (as defined on page 2 of this prospectus).  Our equity line with Calm Seas Capital contemplates our future possible issuance of up to an aggregate 110,000,000 shares of our Class A common stock as a result of this prospectus, subject to certain restrictions.  As of June 8, 2016, of the 110,000,000 shares of common stock initially registered, 68,983,999 shares of common stock remain available for registration. Our existing stockholders will be significantly diluted if the terms and conditions of the equity line are satisfied, and we choose to exercise our put rights to the fullest extent permitted and sell all of the 110,000,000 shares of our common stock to Calm Seas Capital. Additionally, if we are unable to raise $7,500,000 in proceeds from the sale of the entire 110,000,000 shares to Calm Seas Capital under the equity line financing, we will seek funding from other capital sources.  In such cases, we expect that we would have to issue a significant number of additional shares that would further dilute existing shareholders.

We may not successfully manage any growth that we may experience.

Our future success will depend upon not only product development but also on the expansion of our operations and the effective management of any such growth, which will place a significant strain on our management and on our administrative, operational, and financial resources. To manage any such growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed as our growth could be adversely affected by such mismanagement.

Our initial development of recombinant silk fiber from the transgenic silkworm and other product development programs depend upon third-party researchers who are outside our control.

We depend upon independent researchers and collaborators, such as universities and their staff, to conduct our development of a transgenic silkworm and recombinant silk polymers, such as spider silk.  Such researchers and collaborators perform services under agreements with us. Such agreements are often standard-form agreements typically not subject to extensive negotiation.  These researchers or collaborators are not our employees, and in general we cannot control the amount or timing of resources that they devote to our product development programs.  These researchers and collaborators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our transgenic silkworm development and our product development programs, or if their performance is substandard, our introduction of protein based fiber products will be delayed or may not result at all.  These researchers and collaborators may also have relationships with other commercial entities, some of whom may compete with us.

If conflicts arise with our collaborators, they may act in their self-interests, which may be adverse to our interests.

Conflicts may arise in our collaborations we have entered into or may enter into due to one or more of the following:

●	disputes with respect to payments that we believe are due under a collaboration agreement;

●	disagreements with respect to ownership of intellectual property rights;

●	unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities, or to permit public disclosure of these activities;

●	delay of a collaborator’s development or commercialization efforts with respect to our product development; or

●	termination or non-renewal of the collaboration.

In addition, in our collaborations, we may be required to agree not to conduct independently, or with any third party, any research that is competitive with the research conducted under our collaborations. Our collaborations may have the effect of limiting the areas of research that we may pursue, either alone or with others. Our collaborators, however, may be able to develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations.

If we lose the services of key management personnel, we may not be able to execute our business strategy effectively.

Our future success depends in a large part upon the continued service of our founder and sole officer and director, Kim Thompson.  Mr. Thompson is critical to our overall management as well as the development of our technology, our culture and our strategic direction.  We do not maintain a key-person life insurance policy on Mr. Thompson.  The loss of Mr. Thompson would materially harm our business.

As our business grows, we will need to hire highly skilled personnel and, if we are unable to retain or motivate hire additional qualified personnel, we may not be able to grow effectively.

Our performance will be largely dependent on the talents and efforts of highly skilled individuals.  Our future success depends on our continuing ability to identify, hire, develop, motivate, and retain highly skilled personnel for all areas of our company.  Despite the current economic conditions, competition in our industry for qualified employees remains intense as the skills we require in our employees are highly specialized.  We compete with companies in the biotechnology and pharmaceutical industries that seek to retain scientists with genetic engineering experience and expertise.  Competition for qualified individuals remains intense despite the current economic conditions, which have somewhat softened demand for qualified personnel.  However, we expect that over the longer term we will continue to face stiff competition and may not be able to successfully recruit or retain such personnel. Attracting and retaining qualified personnel will be critical to our success.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any products we may develop, we may not be able to generate product revenue.

We do not currently have an organization for the sales, marketing and distribution of any fiber products that we expect to develop.  In order to market any products that may be developed, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. In addition, we have no experience in developing, training or managing a sales force and will incur substantial additional expenses in doing so.  The cost of establishing and maintaining a sales force may exceed its cost effectiveness.  Furthermore, we will compete with many companies that currently have extensive and well-funded marketing and sales operations.  Our marketing and sales efforts may be unable to compete successfully against these companies.  If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable.

We may be unable to generate significant revenues and may never become profitable.

We have not generated any revenues to date.  We expect to incur significant research and development costs for the foreseeable future.  We may not be able to successfully market fiber products we produce in the future that will generate significant revenues.  In addition, any revenues that we may generate may be insufficient for us to become profitable.

In particular, potential investors should be aware that we have not proven that we can:

●
raise sufficient additional capital in the public and/or private markets to continue the development of the transgenic silkworm or demonstrate the ability to produce commercial volumes of recombinant silk fibers;

●	develop and manufacture specialty fibers achieve market acceptance;

●	develop and maintain relationships with key vendors that will be necessary to optimize the market value of the fibers we develop;

●
maintain relationships with strategic partners that will be necessary to manufacture the fibers we develop or develop relationships with potential strategic partners which may license or distribute fiber products that we develop;

●	respond effectively to competitive pressures; or

●	recruit and build a management team to accomplish our business plan.

If we are unable to accomplish these goals, our business is unlikely to succeed.

As a result of our limited operating history, we may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls.

We have a limited operating history from which to evaluate our business.  We have not generated any revenues to date.  Our failure to develop a transgenic silkworm would have a material adverse effect on our ability to continue operating.  Accordingly, our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in an early stage of development.  We may not be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

Because of this limited operating history and because of the emerging nature of our fiber product we are producing, our historical financial data is of limited value in estimating future operating expenses.  Our budgeted expense levels are based in part on our expectations concerning future revenues.  However, our ability to generate any revenues depends largely on the market acceptance of the fibers we develop, which is difficult to forecast accurately.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control.  For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as any indication of our future performance.  Our quarterly and annual expenses are likely to increase substantially over the next several years depending upon the level of fiber development activities.  Our operating results in future quarters may fall below expectations.  Any of these events could adversely impact our business prospects and make it more difficult to raise additional equity capital at an acceptable price per share.

We have limited intellectual property protection in overseas markets, which could affect our ability to grow our markets and increase our revenue.

The intellectual property that we licensed from Notre Dame and the University of Wyoming is covered by a series of US patents and US patent applications with limited or no international patent protection.  Overseas competitors could be using the same technology that we have licensed, which would affect our ability to expand our markets beyond the United States.  We are aware that laboratories and potential competitors overseas are using the “piggyback” gene splicing technology for the genetic modification of silkworm.  Such limited overseas intellectual property could affect our ability to introduce fiber products in overseas markets or effectively compete in such markets.

The patents underlying our license agreements could expire prior to our commercializing our specialty fibers, which would result in the loss of our competitive edge and could negatively impact our revenues and results of operations.

The patent rights that we license could expire before we are ready to market or commercialize any fiber product, or while we are still in research and development of proposed products.  In which event the patents would be worthless and would not protect us from potential competitors who would then have low barriers to entry and who would be in a position to compete more effectively with us.

Our license agreements restrict us from developing products for certain markets.

Some, but not all, of the gene sequences that we have licensed from Notre Dame and the University of Wyoming are covered by restrictions in the licensing agreement which preclude their use by us for sporting goods and medical applications.

Our management has no previous experience in developing, marketing or selling recombinant fiber which may have a negative effect on our ability to develop or sell our products.

Our current management has no previous experience in developing, marketing or selling recombinant fiber and the other products that we intend to develop and market.  Additionally, our current management has no experience in the business of scientific research and development, which is critical to our success.  The inexperience of our management may negatively affect our ability to succeed in developing, marketing and/or distributing our proposed products.

We are unprepared for technological changes in our industry, which could result in our products being obsolete or replaced by better technology.

The industry in which we participate is subject to rapid business and technological changes.  The business, technology, marketing, legal and regulatory changes that could occur may have a material adverse impact on us.  New inventions and product innovations may make our proposed products obsolete.  Other researches may develop and patent technologies which make our line of research obsolete.  We may not have the financial or technical ability to keep up with its competitors.

Our business is based on unproven scientific research and makes our business highly risky.

We are engaging in research and development of new recombinant silk fibers.  Due to the speculative nature of this scientific research, our chances of success are speculative and we cannot be certain that we will succeed in developing new fibers or that our use of novel transgenic methods will be successful.  An investment in us, therefore, is highly speculative and risky.

The fibers we develop could expose us to product liability claims and government regulation, which could have a negative impact on our results of operations.

The fibers we are seeking to develop may subject us to product liability claims if widely used, including but not limited to design defect, environmental hazards, quality control, and durability of product.  This potential liability is increased by virtue of the fact that our products in development may be used as protective and safety materials.  There is tremendous potential liability to any person who is injured by, or while using, one of our products.  As a manufacturer, we may be strictly liable for any damage caused by our products.  This liability might not be covered by insurance, or may exceed any coverage that we may obtain.

Additionally, our products, if successfully developed, will be produced by means of genetic engineering.  These transgenic methods may carry inherent environmental risks and the production of the products may therefore also be heavily regulated by the government.  We may face changes in governmental regulation policies and practices which could have a significant adverse effect on us and our ability to develop, produce and market any products.

Our operations would be negatively affected by any dispute with our partner Universities or by labor unrest (such as disputes, strikes or lockouts) between such Universities and its academic staff.

We have signed intellectual property, sponsored research and collaborative research agreements with one or more universities.  The continued cooperation of university(s), as well as the cooperation of other institutions and or universities is essential for our success of the Company. In the event of a material dispute with the university(s), such a dispute could create a cessation of operations for a period of time that could be detrimental to our operations and survival.  Additionally, in the event of a material dispute between such universities and its employees could create a cessation of operations for period of time that could be detrimental to our product development.

Unforeseen circumstances may require us to use the proceeds from the Equity Line Financing in a manner not set forth in the Use of Proceeds section of this prospectus.

Management intends to use the proceeds from this offering, in part, to pay off some of unpaid salary we owe to our Chief Executive Officer (which we have accounted for as an accrued expense and which amount bears interest at the rate of three percent per annum and is due on demand by our Chief Executive Officer) and accounts payable, including contractual obligations associated with this offering.  However, results of our research and development may not go as we hope and we may have to conduct further research and development that we currently do not expect that we will have to do.  In such event, the funds used for these purposes will require us to raise additional capital.

Our competitors are larger competitors with greater financial resources than we have and we may face increased competition due to the low barriers of entry to our industry.

We compete directly with numerous other companies with similar product lines and/or distribution that have extensive capital, resources, market share, and brand recognition.  There are few barriers to entry on the industry in which we compete.  This creates the strong possibility of new competitors emerging, and of others succeeding in developing the same or similar fibers that we are trying to develop.  The effects of this increased competition may be materially adverse to us and our stockholders.

We may face various governmental regulation, which could increase our costs and lower our future profitability.

Governmental regulation regarding import/export, taxes, transgenic, scientific research and university based research, biological research; transgenic product manufacture and distribution, environmental regulation and packaging requirements may be adverse to our operations, research and development, revenues, and potential profit.  We are especially at risk from governmental restriction and regulations related to the development of materials by use of transgenic organisms.  Federal and state regulations impose strict regulation on the use, storage, and transportation of such transgenic organisms.  Such rules impose severe penalties on us for any breach of regulations, for any spill, release, or contamination caused while the substances are under our direct or indirect ownership or control.  We are not aware of any such breach of governmental regulation, or of any spill, release, or contamination.  If such a release, or other regulatory breach does occur in the future, the resulting clean-up costs, and/or fines and penalties, would cause a material negative effect on the Company and its financial future.  In that event, investors could expect to lose their entire investment.

Risks Related to Our Stock

We may need to raise additional capital by sales of our Class A common stock, which may adversely affect the market price of our Class A common stock and your rights in us may be reduced.

We expect to continue to incur product development and selling, general and administrative costs, and in order to satisfy our funding requirements, we will need to sell additional equity securities, in transactions similar in size and scope to our Equity Line Financing covered by this prospectus.  Such additional sales of equity securities may be subject to registration rights.  The sale or the proposed sale of substantial amounts of our Class A common stock in the public markets may adversely affect the market price of our Class A common stock and our stock price may decline substantially. Our stockholders may experience substantial dilution and a reduction in the price that they are able to obtain upon sale of their shares. Also, new equity securities issued may have greater rights, preferences or privileges than our existing Class A common stock.

There is no assurance of an established public trading market.

A regular trading market for our Class A common stock may not be sustained in the future. FINRA has enacted changes that limit quotation on the OTCQB to securities of issuers that are current in their reports filed with the SEC. The OTCQB is an inter-dealer, over-the-counter quotation medium that provides significantly less liquidity than a listing on the NASDAQ Stock Markets or other national securities exchange. Quotes for stocks included on the OTCQB are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTCQB may be difficult to obtain and holders of Class A common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our Class A common stock will be influenced by a number of factors, including:

●	the issuance of new equity securities pursuant to a future offering;

●	competitive developments;

●	variations in quarterly operating results;

●	change in financial estimates by securities analysts;

●	the depth and liquidity of the market for our Class A common stock;

●	investor perceptions of our company and the technologies industries generally; and

●	general economic and other national conditions.

Our Class A common stock is considered “a penny stock” and, as a result, it may be difficult to trade a significant number of shares of our Class A common stock.

The Securities and Exchange Commission (“SEC”) has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. Since our Class A common stock has been eligible for quotation on the OTCQB, the market price of our Class A common stock has been less than $5.00 per share.  As a result of our prior private placements, we will have increased the number of shares outstanding by almost ten-fold.  Consequently, it is likely that the market price for our Class A common stock will remain less than $5.00 per share for the foreseeable future and therefore may be a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our Class A common stock and may affect the ability of investors hereunder to sell their shares. In addition, because our Class A common stock is traded on the OTC Markets, investors may find it difficult to obtain accurate quotations of the stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

We do not intend to pay dividends.

We have never declared or paid any cash dividends on our securities. We currently intend to retain our earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

Risk Factors Related to the Equity Line Financing and this Offering

We are registering an aggregate of 110,000,000 shares of Class A Common Stock to be issued under the Equity Line Financing.  The sale of such shares could depress the market price of our Class A common stock.

We are registering an aggregate of 110,000,000 shares of our Class A common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Line Financing. The sale of these shares into the public market by Calm Seas could depress the market price of our common stock. As of June 8, 2016, of the 110,000,000 shares of common stock initially registered, 68,983,999 shares of common stock remain available for registration. As of Juen 8, 2016 there were 734,619,571 shares of our common stock issued and outstanding.

We may not have access to the full amount under the Equity Line.

As of June 8, 2016, the closing market price of our common stock was $0.0198. There is no assurance that the market price of our Class A common stock will increase substantially in the near future. The entire commitment under the Equity Line Financing is $7,500,000 as of the date of this prospectus.  We would need to maintain the market price of our Class A common stock at approximately $0.0853 in order to have access to the full amount under the Equity Line Financing.   Since January 1, 2012, the lowest and the highest prices at which our Class A common stock has been trading were $0.021 and $0.136 per share, respectively.  We expect that, initially, the resale by Calm Seas Capital of the shares of our Class A common stock that we will sell to them under our Equity Line Financing will cause our stock to decrease.  However, if we are able to report positive developments in our research and development efforts, we expect that such announcements will cause our stock price to increase sufficiently to a price per share above the price we need to allow us to obtain $7,500,000 gross proceeds under the Equity Line Financing.   If we achieve our research and development goals, we expect that the announcement of such achievements will have a significant positive impact on the price of our Class A common stock.  Technology research and development is very risky.  We cannot be certain that we will achieve our research and development goals.  Any setbacks in our research and development activities may cause our stock price to drop, in which event we would probably not be able to raise $7,500,000 under our Equity Line Financing.  In the event that we raise substantially less than the maximum proceeds we expect to raise under the Equity Line Financing by the expiration of their respective terms, we will seek to raise funds from other capital sources.   Alternatively, if our research yields some promising or positive results, we may seek a corporate partner in a joint venture or licensing arrangement in which we would seek to negotiation an upfront licensing fee and/or capital investment from such corporate partner.   We have not yet identified any corporate partners for any such joint venture or licensing arrangement.

Calm Seas will pay less than the then-prevailing market price for our Class A common stock.

The Class A common stock to be issued to Calm Seas pursuant to the Letter Agreement will be purchased at a twenty percent discount to the lowest price of our Class A common stock during the five consecutive trading days immediately following the date we deliver to Calm Seas a notice of our election to put shares to it pursuant to the Letter Agreement. Calm Seas has a financial incentive to sell our Class A common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Calm Seas sells the shares, the price of our Class A common stock could decrease. If our stock price decreases, Calm Seas may have a further incentive to sell the shares of our Class A common stock that it holds. These sales may have a further impact on our stock price.

There may not be sufficient trading volume in our Class A common stock to permit us to generate adequate funds from the exercise of our put.

The Letter Agreement provides that the dollar value that we will be permitted to put to Calm Seas at each drawdown will be the lesser of: (A) 200% of the average daily volume in the OTCQB of the Class A common stock for the ten trading days prior to the date we deliver to Calm Seas a notice of our put, multiplied by the average of the ten daily closing prices immediately preceding the date we deliver a put notice to Calm Seas, or (B) $100,000.   We will automatically withdraw our put notice to Calm Seas if the lowest price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing bid price for our Class A common stock for the ten (10) trading days prior to the put date.  If the average daily trading volume in our Class A common stock is too low, it is possible that we would exercise a put for less than $100,000, which may not provide adequate funding for our planned operations.

The selling shareholder may engage in hedging transactions, other than short sales, which may result in broker-dealers or other financial institutions engaging in short sales for their own account and not for the benefit of the selling security holder, which may cause a steep decline of our share price.

In connection with the distribution of the Class A common stock or otherwise, the selling shareholder may enter into hedging transactions, other than short sales, with broker-dealers or other financial institutions.  In connection with such hedging transactions, broker-dealers or other financial institutions may, for their own account and not for the benefit of Calm Seas Capital, engage in short sales of shares in the course of hedging the positions they assume with the selling shareholder.  If there are significant short sales of our stock by such broker-dealers or other financial institutions, the price decline that would result from this activity will cause our share price to decline which in turn may cause long holders of our stock to sell their shares thereby contributing to sales of stock in the market.  If there is an imbalance on the sell side of the market our stock the price will decline. It is not possible to predict if the circumstances where by a short sales could materialize or to what our share price could drop. In some companies that have been subjected to short sales their stock price has dropped to near zero. We cannot provide any assurances that this situation will not happen to us.

Shares eligible for future sale by our current shareholders may adversely affect our stock price.

Sales of substantial amounts of Class A common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

If we fail to remain current on our reporting requirements, we could be removed from the OTCQB, which would limit the ability of Broker-Dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

Companies trading on the OTCQB, such as Kraig Biocraft Laboratories, must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTCQB.  If we fail to remain current on our reporting requirements, we could be removed from the OTCQB.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by Calm Seas. However, we will receive proceeds from the sale of our common stock to Calm Seas pursuant to the put right under the Letter Agreement. We intend to use the proceeds from our exercise of the put options pursuant to the Letter Agreement for working capital.

The proceeds from the Equity Line Financing will be used for working capital including employee salaries, the costs of our research and development obligations under the agreement with the University of Notre Dame, the cost of increasing our production, the costs relating to commercializing our products, the costs related to our operation as a public company (primarily, legal and accounting fees) as well legal fees for securing our intellectual property, rent and telecommunications (phone, fax and Internet).  Consequently, we believe that it is highly likely that we will use all $7,500,000 of the proceeds we expect to raise from the equity line financing.  We also expect to be able to raise the full $7,500,000 from the Equity Line Financing.  We believe that positive results of our research and development efforts under our arrangement with the University of Notre Dame will help increase our stock price and, therefore, reduce the number of shares we will need to put to Calm Seas in order to raise the full $7,500,000 in gross proceeds we are seeking to raise under the equity line financing.

In the event we are unable to raise the full $7,500,000 from the equity line financing, we would use the proceeds in the following priority: (i) research and development expenses, (ii) employee salaries, cost of benefits and payroll taxes, (iii) rent and telecommunications, (iv) legal expenses (both SEC and intellectual property) and accounting expenses, press release and EDGAR filing services and transfer agent expenses, (v) postage/shipping, office equipment and office supplies, (vi) auto and travel expenses, (vii) increasing production and commercialization of our products, (viii) payments for a portion of the amount owed by the Company to its CEO for the transfer of intellectual property to the Company, which has been recorded in the financial statements as royalty payments due to a related party, and (ix) reserves to cover expenses due to contingent events.

In the event that we raise substantially less than the maximum proceeds we expect to raise under the equity line financing by the expiration of their respective terms, we will seek to raise additional capital from other investors.

SELLING SHAREHOLDER

Other than as described below, none of the Selling Stockholders nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Unless otherwise indicated below, none of the Selling Stockholders are broker-dealers or affiliates of a broker-dealer within the meaning of Section 3 of the Securities Exchange Act.
This prospectus relates to the offering and sale, from time to time, of up to 110,000,000 shares of our common stock held by the stockholders named in the table below. As of June 8, 2016, of the 110,000,000 shares of common stock initially registered, 68,983,999 shares of common stock remain available for registration.
The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of our common stock with respect to the securities held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each of the selling stockholders as of May 14, 2015. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take into account any ownership caps or limitations. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. However, the selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
We estimate that our costs and expenses of registering the shares listed herein for resale will be approximately $23,873.91.

On September 14, 2009, we entered into the Amended Letter Agreement with Calm Seas to raise up to $1,000,000 through an equity line financing.   On June 28, 2011 we entered into the Letter Agreement with Calm Seas to raise up to $1,500,000 through an equity line financing.  On April 30, 2013, we entered into the Letter Agreement with Calm Seas to raise up to $2,500,000 through an equity line financing. On October 2, 2014, we entered into the Letter Agreement with Calm Seas to raise up to $7,500,000 through an equity line financing. Except as described above, to our knowledge Calm Seas has not had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.

During the first quarter of fiscal year 2016, the Company exercised a total of two puts under the Calm Seas equity line for an aggregate amount of $200,000.   For the two puts, the Company’s stock price declined in the five-week price declined by approximately 1.2% to 10.3%.

During fiscal year 2015, the Company exercised a total of seven puts under the Calm Seas equity line for an aggregate amount of $750,000 and the Company’s stock price in year 2015 ranged from $0.024 to $0.052. For the seven puts, the Company’s stock price declined in the five-week price declined by approximately 8.2% to 40.3%.

During fiscal year 2014, the Company exercised a total of ten puts under the Calm Seas equity line for an aggregate amount of $1,150,000 and the Company’s stock price in year 2014 ranged from $0.037 to $0.067. Of the ten puts, the Company’s stock price remained stable in the five-week period following one put, our stock price declined by approximately 2.6% to 19.8% in the five-week period following five puts, and our stock price increased by approximately 1.2% to 9.1% during the five-week period following four puts.

During fiscal year 2013, the Company exercised a total of twelve puts under the Calm Seas equity line for an aggregate amount of $1,050,000 and the Company’s stock price in year 2013 ranged from $0.036 to $0.136. Of the twelve puts, the Company’s stock price remained stable in the five-week period following three puts, our stock price declined by approximately 13% to 25% in the five-week period following four puts, and our stock price increased by approximately 14% to 86% during the five-week period following five puts.

During fiscal year 2012, the Company exercised a total of five puts under the Calm Seas equity line for an aggregate amount of $425,000 and the Company’s stock price in year 2012 ranged from $0.03 to $0.108. Of the five puts, the Company’s stock price remained stable in the five-week period following three puts, our stock price declined by 17% in the five-week period following one put, and our stock price increased by approximately 100% during the five-week period following one put.

During fiscal year 2011, the Company exercised a total of seven puts under the Calm Seas equity line for an aggregate amount of $700,000 and the Company’s stock price in year 2011 ranged from $0.06 to $0.161. Of the seven puts, the Company’s stock price remained stable in the five-week period following two puts, our stock price declined by approximately 20% in the four-week period following three puts, and our stock price increased by approximately 25% to 30% during the four to five weeks after two puts.

During fiscal year 2010, the Company exercised a total of five puts under the Calm Seas equity line for an aggregate amount of $245,000 and the Company’s stock price in year 2010 ranged from $0.01 to $0.24.  Of the five puts, the Company’s stock price declined by approximately 30% in the four-week period following one put, the stock price increased between 15% and 400% over the four-week period following the four puts.

In addition, in fiscal year 2010, there were a total of two issuances for a total of 6,548,620 shares to Calm Seas as a result of the conversion of twelve convertible notes acquired by Calm Seas and a total of one issuance of 6,000,000 shares as a result of the exercise of twelve warrants held by Calm Seas. Following the aforementioned 3 issuances to Calm Seas Capital, the Company’s stock price remained flat in the four-week period following two issuances, and the Company’s stock price declined by approximately 20% in the four-week period subsequent to one issuance. In 2010 there was one issuance to Calm Seas Capital for a total of 4,000,000 shares as the result of the Company’s sale of stock to Calm Seas Capital for proceeds of $28,632. Our review of the four-week period following that sale of stock shows that our stock price made no significant movement.

Our capital raises through our equity line financings have been exclusively with Calm Seas Capital.  We have not entered into any financing agreements with any affiliate of Calm Seas Capital. We have not issued any put to any affiliate of Calm Seas Capital, nor have we issued any stock in exchange for financing with any affiliate of Calm Seas Capital.

An equity line financing, such as our past equity lines with Calm Seas Capital by its nature, increases the number of outstanding shares and places downward pressure on stock price.  We have reviewed our past equity lines with Calm Seas Capital and have not identified any direct correlation between the issuance of  shares to Calm Seas Capital pursuant to the puts under the past equity lines and changes in our stock price following such issuance.  However, in aggregate, our stock price has declined since its highs in 2010 and during the same time period we have been issuing shares pursuant to the puts to Calm Seas Capital under our past equity lines. Such puts do tend to put downward pressure on stock prices.  Some portion of the reduction in our share price since 2010, which we cannot estimate, can be attributed to the past equity line financings.  However, the Company believes the downward pressure on our stock price since its high 2010 is also related to fundamental factors concerning our path to commercialization and the fact that we have not yet commercialized our Monster Silk™ product.

Of the total proceeds received from the Calm Seas equity lines, the Company paid to the University of Notre Dame, under the Intellectual Property/ Collaborative Research Agreement, research and development costs of $177,800 in 2011, $315,990 in 2012 and $428,394 in 2013.  In addition, in 2013 the Company has paid to the University of Notre Dame $110,736 for reimbursement of costs associated with the filing and maintaining of patent applications relating to the technology developed within the University laboratories for which the Company has exclusive commercialization rights. The Company utilized the remaining proceeds for general corporate purposes such as payroll, rent and legal expenses, etc. With the funds from the equity lines, the Company was able to continue its endeavor to build its intellectual property portfolio and advance its technology with the goal of commercialization, which the Company believes will ultimately drive up the value of our stock price.

Except as described above, to our knowledge Calm Seas has not had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.

Beneficial Ownership of Class A Common Shares Prior to this Offering			Number of Shares to be Sold	Beneficial Ownership of Class A Common Shares after this Offering
Selling Shareholder	Number of Shares	Percent of Class (1)	Under this Prospectus	Number of Shares	Percent of Class (1)

Calm Seas Capital, LLC. (2)	110,000,000	13.9%	68,983,999	0	0%
377 S. Nevada St.
Carson City, NV 89703

Total	110,000,000	13.9%	68,983,999	0	0%

(1)	Based on 786,903,348 shares of Class A common stock outstanding after the completion of the offering.

(2)	Calm Seas Capital, LLC is a Nevada limited liability company. Michael McCarthy is the managing member of Calm Seas with voting and investment power over the shares.

Equity Line Financing

The selling security holder is reselling shares of our Class A common stock sold to it by our exercise of the put right under the Letter Agreement.  Each month we may put up to an aggregate of $200,000 of our Class A common stock to Calm Seas, which will purchase such shares at a price per share equal to 80% of the lowest price of our Class A common stock during the five consecutive trading days immediately following the date the notice of our election to put shares pursuant to the Letter Agreement is delivered to Calm Seas (the date of delivery of such notice is referred to as the “put date”).  Notwithstanding the $200,000 ceiling for each monthly put, if both we and Calm Seas agree, we may submit one or more additional puts during any given month to the extent we need additional capital for our operations and/or our product development.  We can only submit such additional put(s) if Calm Seas Capital agrees to it.  Furthermore, the additional put is subject to the $7,500,000 limitation of this offering.  The additional put allows us to obtain additional capital in the event that our product development proceeds quicker than we expect.

We will automatically withdraw our put notice to Calm Seas if the lowest price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing bid price for our Class A common stock for the ten (10) trading days prior to the put date.

The selling shareholder will not receive any compensation, fees or commissions under the Letter Agreement.

We expect to be able to raise the full $7,500,000 from the Equity Line Financing available as of the date of this prospectus.  We believe that if we achieve positive results from our research and development efforts those results may help increase our stock price and, therefore, reduce the number of shares we will need to put to Calm Seas in order to raise the full $7,500,000 in gross proceeds we are seeking to raise under the Equity Line Financing.

Our equity line with Calm Seas Capital contemplates our future possible issuance of up to an aggregate 110,000,000 shares of our Class A common stock as a result of this registration statement, subject to certain restrictions. Currently, we believe it is likely we will need to draw the full amount available under this equity line prior to the expiration of the equity line. If the terms and conditions of the equity line are satisfied, and we choose to exercise our put rights to the fullest extent permitted and sell all of the 110,000,000 shares of our common stock to Calm Seas Capital, the ownership by our existing non-affiliate stockholders will be diluted by approximately 14.1% based on 490,361,105 shares of Class A common stock held by non-affiliates on June 8, 2016. If we issue all of the shares under the equity line, we would have 786,903,348 shares issued and outstanding, of which 542,383,085 shares will be held by non-affiliates, resulting in a 10.6% increase in the public float. We expect that the initial issuance of the shares under the equity line and subsequent resale by Calm Seas Capital will probably cause our share price to decrease. However, we also expect that with a substantial amount of the proceeds from the equity line being spent on research and development activities we may be able to offset such downward pressure on our stock price with announcements of our ongoing research and development. If our research and development efforts are positive, we would expect that the announcement of such result would cause our share price to increase. Conversely, if our research and development efforts fail to produce positive results, we would expect that such result would cause a significant decrease in our stock price. As of June 8, 2016, of the 110,000,000 shares of common stock initially registered, 68,983,999 shares of common stock remain available for registration.

In the event that we raise substantially less than the maximum proceeds we expect to raise under the Equity Line Financing by the expiration of their respective terms, we will seek to raise additional capital from other sources.

Bridge Investment

Pursuant to the 2009 Letter Agreement, Calm Seas Capital made a Bridge Investment in the Company in the aggregate amount of $120,000, of which $100,000 was paid promptly after the 2009 Letter Agreement was signed in July 2009 and the remaining $20,000 was paid in late September 2009.  In this Bridge Investment, Calm Seas Capital purchased (i) twelve convertible debentures, each in the principal amount of $10,000 (the “Bridge Debentures”) and (ii) twelve warrants each exercisable for the purchase of 500,000 shares (the “Bridge Warrants”).  In February and April 2010, Calm Seas Capital has converted $115,000 of the principal amount of the debentures into shares of our Class A common stock, and $5,000 of convertible debt remained outstanding. At December 31, 2010, pursuant to the agreement, all outstanding principal and accrued interest on the convertible debt was due, and the conversion rights of the holder terminated. In addition, on October 4, 2010, the Company issued 5,177,801 shares in connection with the cashless exercise of the 6,000,000 Bridge Warrants. In 2013, the note holder forgave the $5,000 convertible note balance along with accrued interest of $1,775.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling shareholder to offer and sell up to an aggregate of 110,000,000 shares at such times and at such places as it chooses.  The decision to sell any shares is within the sole discretion of the holder thereof.

The distribution of the Class A common stock by the selling shareholder may be effected from time to time in one or more transactions.  Any of the Class A common stock may be offered for sale, from time to time, by the selling shareholder, or by permitted transferees or successors of the selling shareholder, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise.

The Class A common stock may be sold by one or more of the following:

●
On the OTCQB or any other national common stock exchange or automated quotation system on which our Class A common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

●	Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

- Block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

- Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

●	Ordinary brokerage transactions.

●	Directly to one or more purchasers.

●	A combination of these methods.

Calm Seas and any broker-dealers who act in connection with the sale of its shares are “underwriters” within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

In connection with the distribution of the Class A common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may, for their own account and not for the benefit of the selling shareholder, engage in short sales of shares in the course of hedging the positions they assume with the selling shareholder. Under the Letter Agreement, the selling shareholder cannot sell shares short. The selling shareholder may enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the Class A common stock, which shares such broker-dealers or financial institutions may resell pursuant to this prospectus, as supplemented or amended to reflect that transaction. The selling shareholder may also pledge the common stock registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may affect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction.

The selling shareholder or its underwriters, dealers or agents may sell the Class A common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or re-allowed. Underwriters, dealers, brokers or other agents engaged by the selling shareholder may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the Class A common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the Commission from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, the selling shareholder  will not engage in any stabilization activity in connection with our Class A common stock, will furnish each broker or dealer engaged by the selling shareholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any Class A common stock of our or attempt to induce any person to purchase any of the Class A common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of these shares of Class A common stock offered by the selling shareholder. We shall use our best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We have agreed to pay all expenses of the registration of the shares of common stock; provided, however, that the Selling Stockholder will pay all underwriting discounts and selling commissions, if any.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

DESCRIPTION OF SECURITIES
General

Our original articles of incorporation authorized 60,000,000 shares of Class A common stock, 25,000,000 shares of Class B common stock with no par value per share and 10,000,000 shares of preferred stock with no par value per share. On March 18, 2009, we amended our articles of incorporation to provide for unlimited authorized shares, no par value, of Class A common stock and Class B common stock, and preferred stock. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of June 8, 2016, 734,619,571 shares of common stock Class A were issued and outstanding and held by 26 shareholders of record, and we had no shares of Class B common issued and outstanding. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of Class A common stock and Class B common stock do not have cumulative voting rights.

Holders of a majority of the shares of both classes of common stock voting for the election of directors can elect all of the directors. Holders of both classes of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of both classes of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of both classes of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Effective December 17, 2013, the Company amended its Articles of Incorporation to designate Series A of the Company’s preferred stock, no par value. Under the amendment, there are two shares of Series A preferred stock authorized. The holder of each share of the Series A preferred stock is entitled to vote together with the holders of the Company’s common stock on all matters upon which the Company’s stockholders may vote.

Each share of Series A preferred stock is entitled to 200,000,000 votes on all such matters. Each share of Series A Preferred Stock is convertible into one share of the Company’s common stock at the holder’s option.  On December 19, 2013, the Company issued two shares of Series A preferred stock to Kim Thompson, the Company’s founder and CEO.

The shares of Series A preferred were issued to Mr. Thompson in exchange for an agreement to extend to October, 30, 2014 the date on which the Company would pay certain debts owed to Mr. Thompson.  As part of the transaction, Mr. Thompson also agreed to forgive $30,000 which the Company owed to him as compensation. In connection with the transaction, the Company incurred a loss on settlement of debt of $5,187,800.

Dividends

Since inception we have not paid any cash dividends on our Class A common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Legal Matters

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Hunter Taubman Fischer LLC, New York, New York 10018.

Experts
The financial statements for the years ended December 31, 2015 and 2014 included in this prospectus and the registration statement have been audited by M&K CPAS, PLLC, to the extent and for the periods set forth in its report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of the said firm as expert in auditing and accounting.

DESCRIPTION OF BUSINESS

Overview

Kraig Biocraft Laboratories, Inc. is a corporation organized under the laws of Wyoming on April 25, 2006. We were organized to develop high strength fibers using recombinant DNA technology, for commercial applications in both the specialty fiber and technical textile industries. Specialty fibers are engineered for specific uses that require exceptional strength, flexibility, heat resistance and/or chemical resistance. The specialty fiber market is exemplified by two synthetic fiber products: aramid fibers and ultra-high molecular weight polyethylene fiber. The technical textile industry involves products for both industrial and consumer products, such as filtration fabrics, medical textiles (e.g., sutures and artificial ligaments), safety and protective clothing and fabrics used in military and aerospace applications (e.g., high-strength composite materials).

We are using genetic engineering technologies to develop fibers with greater strength, resiliency and flexibility for use in our target markets, namely the textile, specialty fiber and technical textile industries.

Collaborative Research and Licensing

In 2006, the Company entered into a licensing agreement with the University Of Wyoming, which granted the Company the exclusive global rights to use and commercialize patented genetic sequences in silkworm.  In exchange for this license the University of Wyoming received $10,000 cash payment and the University of Wyoming Foundation received 17,050,000 shares of the Company’s common stock. Under the terms of the licensing agreement, the Company is obligated to provide annual license fees of $10,000 and support the University research with $13,700 annually.  No royalties are required. This agreement has remained unchanged since 2006.  The Company has not signed any other agreements with the University of Wyoming.

In 2007, the Company entered into the first of a series of collaborative research agreements with the University of Notre Dame (“Notre Dame”). The Company is contractually obligated to financially support the ongoing research and development of transgenic silkworms and the creation of recombinant silk fibers. In exchange, the Company has an option to obtain the exclusive global commercialization rights to the technology developed pursuant to the research effort.

The distinction between the successive collaborative research agreements with the University of Notre Dame has been the level of financial support that the Company has agreed to provide.  The trend has been for an increase in financial support for the research and development in nearly every successive agreement.  In June 2012, we entered into the Intellectual Property / Collaborative Research Agreement with Notre Dame (“2012 Notre Dame Research Agreement”). On March 4, 2015 we entered into a new Intellectual Property / Collaborative Research Agreement with Notre Dame extending the agreement through March 2016 (“2015 Notre Dame Research Agreement”). Under the 2015 Notre Dame Research agreement the Company will provide approximately $534,000 in financial support.

In 2011, the Company exercised its option to obtain the global commercialization rights to the technology developed under the collaborative research agreements with Notre Dame.  That has resulted in a separate license agreement with Notre Dame.  Pursuant to that license agreement, Notre Dame has filed an international patent application and numerous national patent applications on technology relating to the creation and use of recombinant spider silks.  The license agreement obligates the Company to reimburse the University for costs associated with the filing, prosecuting and maintaining of such patents and patent applications.  In exchange for the rights to commercialization, Notre Dame has received 2,200,000 shares of the Company’s common stock and the Company has agreed to pay Notre Dame royalties of 2% of the Company’s gross sales of the licensed products and 10% of any sublicensing fees received by the Company on licensed technology. The Company has also agreed to pay to Notre Dame $50,000 a year, which is credited toward any royalties that are due. The $50,000 payment to Notre Dame is not owed for any year in which the Company is sponsoring research within Notre Dame.

On October 15, 2013, the Company entered into an intellectual property agreement with a scientific researcher relating to the development of new recombinant silk fibers.  Under the terms of that agreement the scientific researcher will transfer to the Company his rights to intellectual property, inventions and trade secrets which the researcher develops relating to recombinant silk.  The researcher will receive 8,000,000 warrants of the Company’s stock, exercisable 24 months from the date of the agreement.  The researcher will also receive additional warrants when and if the researcher develops advanced recombinant silk fibers for the Company’s use.  Under the terms of the agreement the researcher will receive 10,000,000 warrants in the event that he develops a new recombinant silk fiber with certain performance characteristics, and another 10,000,000 warrants if he develops a second recombinant silk fiber with certain characteristics.  If the consultant performs the contract in good faith the consultant will be entitled to an additional 8,000 warrants.  The warrants described above all contain a cashless exercise provision and are exercisable on the 24 month anniversary of the date on which they were issuable under the agreement.

On February 17, 2014, the Company entered into two consulting agreements with two consultants for independent technical expertise to further the Company’s business plans and scientific research and development.  As consideration for the services performed, the Company agrees to issue the following to each of the consultants:

●
Within 30 days of the date of this agreement, a warrant for six hundred thousand shares of the Company’s common stock to be exercisable on the 14 month anniversary of this agreement for a period of 12 months with a cashless exercise provision. Such warrant has been issued as of the date of this prospectus.

●
Within 30 days of the date of this agreement, a warrant for one million shares of the Company’s common stock to be exercisable on the 20 month anniversary of this agreement for a period of 12 months with a cashless exercise provision. Such warrant has been issued as of the date of this prospectus.

●
Within 30 days of the date of this agreement, a warrant for two million shares of the Company’s common stock to be exercisable on the 32 month anniversary of this agreement for a period of 12 months with a cashless exercise provision. Such warrant has been issued as of the date of this prospectus.

●
Based on the consultants reaching two sets of benchmarks, two separate warrants for one million five hundred thousand shares of the Company’s common stock to be exercisable on the 28 month anniversary of this agreement for a period of 12 months with a cashless exercise provision. Such warrant has not been issued as of the date of this prospectus.

●
On the three year anniversary, assuming the consultant acted in good faith and the Company’s board of directors approval, a warrant for one million five hundred thousand shares of the Company’s common stock to be exercisable on the 28 month anniversary of this agreement for a period of 12 months with a cashless exercise provision. Such warrant has not been issued as of the date of this prospectus.

As of the date hereof, the Company has issued a total of 7,200,000 warrants under the foregoing two consulting agreements.

The Market

We are focusing our work on the creation of new fibers with unique properties including fibers with potential high performance and technical fiber applications. The performance fiber market is exemplified by two classes of product: aramid fibers, and ultra-high molecular weight polyethylene fiber. These products service the need for materials with high strength, resilience, and flexibility. Because these synthetic performance fibers are stronger and tougher than steel, they are used in a wide variety of military, industrial, and consumer applications.

Among the users of performance fibers are the military and police, which employ them for ballistic protection. The materials are also used for industrial applications requiring superior strength and toughness, i.e. critical cables and abrasion/impact resistant components. Performance fibers are also employed in safety equipment, high strength composite materials for the aero-space industry and for ballistic protection by the defense industry.

The global market for technical textiles has been estimated at $127 billion.

These are industrial materials which have become essential products for both industrial and consumer applications. The market for technical textiles can be defined as consisting of:

●	Medical textiles;

●	Geotextiles;

●	Textiles used in Defense and Military;

●	Safe and Protective Clothing;

●	Filtration Textiles;

●	Textiles used in Transportation;

●	Textiles used in Buildings;

●	Composites with Textile Structure;

●	Functional and Sportive Textiles.

We believe that the superior mechanical characteristics of the next generation of protein-based polymers (in other words, genetically engineered silk fibers), will open up new applications for the technology. The materials which we are working to produce are many times tougher and stronger than steel. These fibers are often referred to as “super fibers.”

The Product

Certain fibers produced in nature possess unique mechanical properties in terms of strength, resilience and flexibility.

Comparison of the Properties of Spider Silk and Steel

	Material Toughness1	Tensile Strength2	Weight3

Dragline spider silk	120,000-160,000	1,100-2,900	1.18-1.36

Steel	2,000-6,000	300-2,000	7.84
_______________
1 Measured by the energy required to break a continuous filament, expressed in joules per kilogram (J/kg). A .357 caliber bullet has approximately 925 joules of kinetic energy at impact.
2 Tensile strength refers to the greatest longitudinal stress the fiber can bear, measured by force over area in units of newtons per square meter. The measurement here is in millions of pascals.
3 In grams per cubic centimeter of material.

This comparison table was the result of research performed by Randolph Lewis, Ph.D. at the University of Wyoming. Such work was summarized in an article entitled “Spider Silk: Ancient Ideas for New Biomaterials” which was published in Chemicals Review, volume 106, issue 9, pages 3672 – 3774. The measurements in joules in the table above are a conversion from Dr. Lewis’ measurements in newtons/meter squared.

We believe that the genetically engineered protein-based fibers we seek to produce have properties that are in some ways superior to the materials currently available in the marketplace. For example, as noted above, the ability of spider silk to absorb in excess of 100,000 joules of kinetic energy makes it a potentially ideal material for structural blast protection.

Production of this material in commercial quantities holds the potential of a life-saving ballistic resistant material, which is lighter, thinner, more flexible, and tougher than steel. Other applications for spider silk based recombinant fibers include use as structural material and for any application in which light weight and high strength are required. We believe that fibers made with recombinant protein-based polymers will make significant inroads into the specialty fiber and technical textile markets.

While the properties of spider silks are well known, there was no known way to produce these fibers in commercial quantity. The spiders are cannibalistic, and cannot be raised in concentrated colonies.

Our Technology

While scientists have been able to replicate the proteins that are the building blocks of spider silk, the technological barrier that has stymied production until now has been the inability to form these proteins into a fiber with the desired mechanical characteristics and to do so in a cost effective manner.

We have licensed the right to use the patented genetic sequences and genetic engineering technology developed in university laboratories. The Company has been working collaboratively with university laboratories to develop fibers with the mechanical characteristics of spider silk. We are applying this proprietary genetic engineering technology to domesticated silkworms, which are already the most efficient commercial producers of silk.

Our technology builds upon the unique advantages of the domesticated silkworm for this application. The silkworm is ideally suited to produce recombinant protein fiber because it is already an efficient commercial and industrial producer of protein based polymers. Forty percent (40%) of the caterpillars’ weight is devoted to the silk glands. The silk glands produce large volumes of protein, called fibroin, which are then spun into a composite protein thread (silk).

We are working to use our genetic engineering technology to create recombinant silk polymers. On September 29, 2010, we jointly announced with the University of Notre Dame the success of our collaborative research with the University in creating approximately twenty different strains of transgenic silkworm which produce recombinant silk polymers. In April 2011, we entered into a licensing agreement with Sigma-Aldrich which provides us the use of Sigma-Aldrich’s zinc finger technology to accelerate and enhance our product development.

A part of our intellectual property portfolio is the exclusive right to use certain patented spider silk gene sequences in silkworm. Under the Exclusive License Agreement with The University of Wyoming, we have obtained certain exclusive rights to use numerous genetic sequences which are the subject of US patents.

The introduction of the gene sequence, in the manner employed by us, results in a germline transformation and is therefore self-perpetuating. This technology is in essence a protein expression platform which has other potential applications including diagnostics and pharmaceutical production.

The Company

Kraig Biocraft Laboratories, Inc. (Kraig) is a Wyoming corporation. Our shares are traded on the OTCQB under the ticker symbol: KBLB. There are 734,619,571shares of common stock issued and outstanding as of June 8, 2016. Kim Thompson, our founder and CEO, owns approximately 33.2% of the issued and outstanding common shares. There are 2 shares of super voting preferred stock issued and outstanding as of June 8, 2016. Kim Thompson owns 100% of the issued and outstanding super voting preferred shares.

The inventor of our technology concept, Kim Thompson, is the founder of Kraig Biocraft Laboratories, Inc. Our protein expression system is, in concept, scalable, cost effective, and capable of producing a wide range of proteins and materials.

On April 8, 2011, Kraig and Sigma-Aldrich Co., an Illinois corporation (“Sigma”) entered into a License and Option Agreement. Under the terms of the agreement, Sigma will provide Kraig with its proprietary genetic engineering tools and expertise in zinc finger nuclease to enable Kraig to significantly accelerate its product development. In addition to providing the customized tools and technological know-how, Sigma has granted Kraig an option for a commercial license to use the technology in the textile, technical textile and biomedical markets. Sigma will be creating customized zinc fingers for Kraig's use in its development of spider silk polymers and technical textiles.

In September 2010 the Company announced that it had succeeded in introducing spider silk DNA in silkworm with the result that the transgenic silkworm were producing new recombinant silk fibers. These fibers are a combination of natural silkworm silk proteins and proteins that the silkworms are making as a result of the introduction of the spider silk DNA. The Company announced that it had created approximately twenty different transgenic silkworm strains producing recombinant silk.
We entered into an intellectual property and collaborative research agreement with the University of Notre Dame in 2007. That agreement was subsequently extended and expanded to include research and development of certain platform technologies with potential applications for diagnostics and pharmaceutical production. On March 20, 2010, the Company extended its agreement with Notre Dame through February 28, 2011. Pursuant to these agreements the genetic work has been conducted primarily within Notre Dame’s laboratories. In June 2012, we entered into the Intellectual Property / Collaborative Research Agreement with Notre Dame (“2012 Notre Dame Research Agreement”).  On March 4, 2015 we entered into a new Intellectual Property / Collaborative Research Agreement with University of Notre Dame extending the agreement through March 2016 (“2015 Notre Dame Research Agreement”).  Under the 2015 Notre Dame Research agreement the Company will provide approximately $534,000 in financial support.  For the year ended December 31, 2015 and 2014, respectively, the Company paid $432,008 and $439,536 in research and development fees.

We also entered into an intellectual property and sponsored research agreement with the University of Wyoming in 2006.

License Agreements/Intellectual Property

We have obtained certain rights to use a number of university created, and patented, spider silk proteins, gene sequences and methodologies.

Between 2010 and 2014 the University of Notre Dame filed approximately 12 patent applications pursuant to our intellectual property and collaborative research agreement.  Under the terms of that agreement the Company has an option for the exclusive commercial rights to that technology. The Company has notified the University of its exercise of that option.  These patent applications include coverage in the United States, Europe, Korea, Vietnam, Brazil, India, China, Australia, Japan, and Canada.  As of the date hereof, all of these patents were pending applications and none have been issued.

We do not own any patents. In 2014, six trademarks were issued to the Company which it intends to use for product branding in the future. The details of such trademarks are set forth in the following table:

Trademarked Name	Registration No.	Country	Date of Registration	Status
Spiderpillar®	4,556,197	United States of America	June 24,2014	issued
Spilk®	4,556,198	United States of America	June 24,2014	issued
Spider Moth®	4,556,199	United States of America	June 24,2014	issued
Spider Worm®	4,556,200	United States of America	June 24,2014	issued
Monster Worm®	4,556,201	United States of America	June 24, 2014	issued
Monster Silk®	4,556,202	United States of America	June 24, 2014	Issued

License Agreement with Notre Dame University

In 2011, the Company exercised its option to obtain the global commercialization rights to the technology developed under the collaborative research agreements with Notre Dame.  On October 28, 2011, the Company entered into a license agreement with the University of Notre Dame. Under the agreement, the Company received exclusive and non-exclusive rights to certain spider silk technologies including commercial rights with the right to sublicense such intellectual property.

In consideration of the licenses granted under the Agreement, the Company agreed to issue to the University of Notre Dame 2,200,000 shares of its common stock and to pay a royalty of 2% of net sales.

The Agreement has a term of 20 years which can be extended on an annual basis after that. It can be terminated by the University of Notre Dame if the Company defaults on its obligations under the Agreement and fails to cure such default within 90 days of a written notice by the university. The Company can terminate the Agreement upon a 90 day written notice subject to payment of a termination fee of $5,000 if the termination takes place within 2 years after its effectiveness, $10,000 if the termination takes place within 4 years after its effectiveness, and $20,000 if the Agreement is terminated after 4 years.

Exclusive License Agreement with University of Wyoming

In May 2006, we entered into a license agreement with the University of Wyoming, pursuant to which we have licensed the right to commercialize the production by silkworms of certain synthetic and natural spider silk proteins and the genetic sequencing for such spider silk proteins. These spider silk proteins and genetic sequencing are covered by patents held by the University of Wyoming. Our license allows us only to use silkworms to produce the licensed proteins and genetic sequencing. We have the right to sublicense the intellectual property that we license from the University of Wyoming. Our license agreement with the University of Wyoming requires that we pay licensing and research fees to the university in exchange for an exclusive license in our field of use for certain university-developed intellectual property including patented spider silk gene sequences. Pursuant to the agreement, we issued 17,500,000 shares of our Class A common stock to the University Foundation. Our license agreement with the University of Wyoming will continue until the later of (i) expiration of the last-to-expire patent we license from the University of Wyoming under this license agreement in such country or (ii) ten years from the date of first commercial sale of a licensed product in such country. There are no royalties payable to the University of Wyoming under the terms of our agreement with them.

We anticipate paying all accrued fees to, or making alternative arrangements with the University within the next twelve months. If we fail to make such payment the University of Wyoming could terminate our license agreement. We anticipate that such a termination would result in a loss of three to nine months of research time and result in increased research and development costs in the range of $30,000 to $140,000.

Research and Development

On September 29, 2010 we announced that we had achieved our longstanding goal of producing new silk fibers composed of recombinant proteins. The Company intends to turn our technology to the development and production of high performance polymers.

During the fiscal years ended December 31, 2015 and 2014, we have spent approximately 7,000 hours and 7,000 hours, respectively, on research and development activities, which consisted primarily of laboratory research on genetic engineering by our outside consultants pursuant to our collaborative research agreement with the University of Notre Dame.

Employees

In fiscal year 2015 we had two employees including Kim Thompson, our sole officer and director and an office administrator.  In January 2015, we appointed Mr. Jonathan R. Rice as our Chief Operating Officer. We plan to hire more persons on as-needed basis.

Property

On April 1, 2012 the Company executed a one-year non-cancelable operating lease for its Laboratory space. The lease was subsequently extended through March 31, 2014. On February 25, 2015, the Company renewed its lease of a Laboratory. The lease is on a month to month basis at an annual rate of $13,200.  On June 30, 2015 the Company cancelled its lease of this laboratory.

We rented office space at 120 N. Washington Square, Suite 805, Lansing, Michigan 48950, which was our principal place of business. Our lease was on a month to month basis. We paid an annual rent of $600 for conference facilities, mail, fax, and reception services located at our principal place of business.  On September 1, 2015 the Company ended the lease of this office.

Starting in February of 2015, we rented additional office space in East Lansing, Michigan.  In July 2015, the Company signed a new lease for its East Lansing, Michigan office space.  From February 1, 2015 to December 31, 2015, the Company paid $4,154 for office space, conference facilities, mail, fax and reception services.  In January 2016, the Company paid monthly rent of $395.20 for office space, conference facilities, mail, fax and reception services. On February 1, 2016 the Company signed a six (6) month lease extension for its East Lansing office. The Company pays a monthly rent of $432.27 for office space, conference facilities, mail, fax, and reception services.

Starting in September of 2015, we rent office space at 2723 South State Street, Suite 150, Ann Arbor, Michigan 48104, which is our principal place of business. We pay an annual rent of $2,028 for conference facilities, mail, fax, and reception services located at our principal place of business.

Legal Proceedings

To the best of our knowledge, there are no known or pending litigation proceedings against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the OTCQB system under the symbol “KBLB.”

The following table sets forth the high and low trade information for our Class A common stock for each quarter during the past two years. The prices reflect inter-dealer quotations, do not include retail mark-ups, markdowns or commissions and do not necessarily reflect actual transactions.

	Low Price	High Price
2016
First Quarter 2016	$0.02	$0.03
2015
Fourth Quarter 2015	$0.02	$0.04
Third Quarter 2015	$0.02	$0.04
Second Quarter 2015	$0.03	$0.06
First Quarter 2015	$0.02	$0.04
2014
Fourth Quarter 2014	$0.04	$0.05
Third Quarter 2014	$0.03	$0.06
Second Quarter 2014	$0.06	$0.07
First Quarter 2014	$0.05	$0.09

Holders

As of June 8, 2016, in accordance with our transfer agent records, we had 26 record holders of our Class A common stock.

Transfer Agent and Registrar

Our transfer agent is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, NJ  07716 and its phone number is (732) 872-2727.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our Class A common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof.  Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

FINANCIAL STATEMENTS

Kraig Biocraft Laboratories, Inc.

Kraig Biocraft Laboratories, Inc.

CONTENTS

Unaudited Condensed Financial Statements:

Condensed Balance Sheets as of March 31, 2016 (Unaudited) and December 31, 2015
Condensed Statements of Operations (Unaudited) for the three month periods ended March 31, 2016 and 2015
Condensed Statements of Changes in Stockholders’ Deficit (Unaudited) for the three months period ended March 31, 2016 and the year ended December 31, 2015
Condensed Statements of Cash Flows (Unaudited) for the three month period ended March 31, 2016 and 2015
Notes to Condensed Financial Statements (Unaudited)

PAGE	45	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	46	BALANCE SHEETS AS OF DECEMBER 31, 2015 AND DECEMBER 31, 2014.

PAGE	47	STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2015 AND DECEMBER 31, 2014.

PAGE	48	STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2015 AND DECEMBER 31, 2014.

PAGES	49	STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT FOR THE PERIOD FROM DECEMBER 31, 2013 TO DECEMBER 31, 2015.

PAGES	50	NOTES TO FINANCIAL STATEMENTS.

Kraig Biocraft Laboratories, Inc.
Condensed Balance Sheets
(Unaudited)

ASSETS
	March 31, 2016 (Unaudited)	December 31, 2015 (Audited)
Current Assets
Cash	$187,002	238,188
Prepaid expenses	250	645
Total Current Assets	187,252	238,833

Property and Equipment, net	61,919	66,104

Total Assets	$249,171	304,937

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$533,389	469,833
Royalty agreement payable - related party	65,292	65,292
Accounts payable and accrued expenses - related party	1,784,933	1,666,748
Total Current Liabilities	2,383,614	2,201,873
Total Liabilities	$2,383,614	2,201,873

Commitments and Contingencies

Stockholders' Deficit
Preferred stock Series A, no par value;
2 and 2 shares issued and outstanding, respectively	5,217,800	5,217,800
Common stock Class A, no par value; unlimited shares authorized,
719,110,271 and 708,068,385 shares issued and outstanding, respectively	11,001,942	10,801,942
Common stock Class B, no par value; unlimited shares authorized,
no shares issued and outstanding	-	-
Common Stock Issuable, 1,122,311 and 1,122,311 shares, respectively	22,000	22,000
Additional paid-in capital	2,444,931	2,373,458
Accumulated Deficit	(20,821,116)	(20,312,136)

Total Stockholders' Deficit	(2,134,443)	(1,896,936)

Total Liabilities and Stockholders' Deficit	$249,171	304,937

See accompanying notes which are an integral part of these unaudited condensed financial statements.

Kraig Biocraft Laboratories, Inc.
 Condensed Statements of Operations (Unaudited)
for the three month periods ended March 31, 2016 and 2015

	For the Three Months Ended
	March 31, 2016	March 31, 2015

Revenue	$-	-

Operating Expenses
General and Administrative	117,867	156,470
Professional Fees	144,013	81,330
Officer's Salary	105,379	86,576
Research and Development	110,681	79,586
Total Operating Expenses	477,940	403,962

Loss from Operations	(477,940)	(403,962)

Other Income/(Expenses)
Gain on forgiveness of debt	-	9,679
Interest expense	(31,040)	(21,892)
Total Other Income/(Expenses)	(31,040)	(12,213)

Net (Loss) before Provision for Income Taxes	(508,980)	(416,175)

Provision for Income Taxes	-	-

Net (Loss)	$(508,980)	(416,175)

Net Income (Loss) Per Share - Basic and Diluted	$(0.00)	(0.00)

Weighted average number of shares outstanding
during the period - Basic and Diluted	710,969,281	676,215,156

See accompanying notes which are an integral part of these unaudited condensed financial statements.

Kraig Biocraft Laboratories, Inc.
Condensed Statements of Stockholders’ Deficit
for the three months ended March 31, 2016 and the year ended December 31, 2015 (Unaudited)

							Common Stock -
	Preferred Stock -		Common Stock -		Common Stock -		Class A Shares
	Series A		Class A		Class B		To be issued		Accumulated
	Shares	Par	Shares	Par	Shares	Par	Shares	Par	Deficit	APIC	Total

Balance, December 31, 2015	2	$5,217,800	708,068,385	$10,801,942	-	$-	1,122,311	$22,000	$2,373,458	$(20,312,136)	$(1,896,936)

Stock issued for cash ($0.01/share)	-	-	11,041,886	200,000	-	-	-	-	-	-	200,000

Grant 6,000,000 warrants for services to related party	-	-	-	-	-	-	-	-	50,644	-	50,644

Warrants issued for services - related party									20,829		20,829

Net loss for the three months ended March 31, 2016	-	-	-	-	-	-	-	-	-	(508,980)	(508,980)

Balance, March 31, 2016	2	$5,217,800	719,110,271	$11,001,942	-	$-	1,122,311	$22,000	$2,444,931	$(20,821,116)	$(2,134,443)

See accompanying notes which are an integral part of these unaudited condensed financial statements.

Kraig Biocraft Laboratories, Inc.
Condensed Statements of Cash Flows (Unaudited)
for the three month periods ended March 31, 2016 and 2015

	For the three months ended March 31,
	2016	2015
Cash Flows From Operating Activities:
Net Loss	$(508,980)	$(416,175)
Adjustments to reconcile net loss to net cash used in operations
Depreciation expense	4,185	2,632
Gain on forgiveness of debt	-	(9,679)
Warrants issued to related party	71,473	72,317
Changes in operating assets and liabilities:
(Increase) Decrease in prepaid expenses	395	-
(Decrease) in accrued expenses and other payables - related party	118,185	123,423
Increase in accounts payable	63,556	20,977
Net Cash Used In Operating Activities	(251,186)	(206,505)

Cash Flows From Investing Activities:
Purchase of Fixed Assets and Domain Name	-	(39,278)
Net Cash Used In Investing Activities	-	(39,278)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	200,000	-
Net Cash Provided by Financing Activities	200,000	-

Net Increase (Decrease) in Cash	(51,186)	(245,783)

Cash at Beginning of Period	238,188	495,036

Cash at End of Period	$187,002	$249,253

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Shares issued in connection with cashless warrants exercise	$-	$171,102
Settlement of accounts payable with stock issuance	$-	$321

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
Three month Periods Ended March 31, 2016 and 2015

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)	Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information.  Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.
It is management's opinion, however that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation.  The results for the interim period are not necessarily indicative of the results to be expected for the year.
Kraig Biocraft Laboratories, Inc. (the "Company") was incorporated under the laws of the State of Wyoming on April 25, 2006. The Company was organized to develop high strength, protein based fiber, using recombinant DNA technology, for commercial applications in the textile and specialty fiber industries.
(B) Use of Estimates
In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.
(C) Cash
For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.  There were no cash equivalents as of March 31, 2016 or December 31, 2015.
(D) Loss Per Share
Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by FASB Accounting Standards Codification No. 260, “Earnings per Share.”  As of March 31, 2016 and March 31, 2015, warrants were not included in the computation of income/ (loss) per share because their inclusion is anti-dilutive.
The computation of basic and diluted loss per share at March 31, 2016 and March 31, 2015 excludes the common stock equivalents of the following potentially dilutive securities because their inclusion would be anti-dilutive:
	March 31, 2016	March 31, 2015

Stock Warrants (Exercise price - $0.001/share)	40,000,000	17,200,000
Convertible Preferred Stock	2	2
Total	40,000,002	17,200,002

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
Three month Periods Ended March 31, 2016 and 2015

(E) Research and Development Costs

The Company expenses all research and development costs as incurred for which there is no alternative future use. These costs also include the expensing of employee compensation and employee stock based compensation.

(F) Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”).  Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective January 1, 2009, the Company adopted guidance regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the financial statements and applies to all federal or state income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. As of March 31, 2015 and December 31, 2014 there were no amounts that had been accrued in respect to uncertain tax positions.

The Company’s federal income tax returns, for the fiscal year ending December 31, 2013, is currently under examination by the Internal Revenue Service (“IRS”); and all returns from fiscal 2009 through today remain subject to examination by the IRS and respective states.

(G) Derivative Financial Instruments
Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.
Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.
(H) Stock-Based Compensation
In December 2004, the FASB issued FASB Accounting Standards Codification No. 718, Compensation – Stock Compensation .  Under FASB Accounting Standards Codification No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.  As such, compensation cost is measured on the date of grant at their fair value.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company applies this statement prospectively.
Equity instruments (“instruments”) issued to other than employees are recorded on the basis of the fair value of the instruments, as required by FASB Accounting Standards Codification No. 718.  FASB Accounting Standards Codification No. 505,  Equity Based Payments to Non-Employees  defines the measurement date and recognition period for such instruments.  In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
Three month Periods Ended March 31, 2016 and 2015

(I) Business Segments
The Company operates in one segment and therefore segment information is not presented.
 (J) Recent Accounting Pronouncements
In September, 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805) (“ASU 2015-16”). Topic 805 requires that an acquirer retrospectively adjust provisional amounts recognized in a business combination, during the measurement period. To simplify the accounting for adjustments made to provisional amounts, the amendments in the Update require that the acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amount is determined. The acquirer is required to also record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. In addition an entity is required to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for fiscal years beginning December 15, 2015. The adoption of ASU 2015-016 is not expected to have a material effect on the Company’s consolidated financial statements.

In August, 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date (“ASU 2015-14”). The amendment in this ASU defers the effective date of ASU No. 2014-09 for all entities for one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 31, 2016, including interim reporting periods with that reporting period.

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Interest–Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”), which changes the presentation of debt issuance costs in financial statements. ASU 2015-03 requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs will continue to be reported as interest expense. It is effective for annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The new guidance will be applied retrospectively to each prior period presented. The Company is currently in the process of evaluating the impact of adoption of ASU 2015-03 on its balance sheets.

All other newly issued accounting pronouncements but not yet effective have been deemed either immaterial or not applicable.

(K) Reclassification
The 2015 financial statements have been reclassified to conform to the 2016 presentation.
 (L) Equipment
The Company values property and equipment at cost and depreciates these assets using the straight-line method over their expected useful life. The Company uses a five year life for automobiles.
In accordance with FASB Accounting Standards Codification No. 360, Property, Plant and Equipment, the Company carries long-lived assets at the lower of the carrying amount or fair value. Impairment is evaluated by estimating future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flow is less than the carrying amount of the assets, an impairment loss is recognized. Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest.
There were no impairment losses recorded during the years ended March 31, 2016 and December 31, 2015.
(M) Fair Value of Financial Instruments
We hold certain financial assets, which are required to be measured at fair value on a recurring basis in accordance with the Statement of Financial Accounting Standard No. 157, “Fair Value Measurements”  (“ASC Topic 820-10”).   ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Level 1 instruments include cash, account receivable, prepaid expenses, inventory and account payable and accrued liabilities. The carrying values are assumed to approximate the fair value due to the short term nature of the instrument.
The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:
°
Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.  We believe our carrying value of level 1 instruments approximate their fair value at March 31, 2016, and December 31, 2015.

°
Level 2 - Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

°
Level 3 - Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. We consider depleting assets, asset retirement obligations and net profit interest liability to be Level 3. We determine the fair value of Level 3 assets and liabilities utilizing various inputs, including NYMEX price quotations and contract terms.

	March 31, 2016	December 31, 2015
Level 1	$-	$-
Level 2	-	-
Level 3	-	-
Total	$-	$-

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
Three month Periods Ended March 31, 2016 and 2015
NOTE 2   GOING CONCERN

As reflected in the accompanying unaudited financial statements, the Company has a working capital deficiency of $2,196,362 and stockholders’ deficiency of $2,134,443 and used $251,186 of cash in operations for the three months ended March 31, 2016.  This raises substantial doubt about its ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.
NOTE 3    EQUIPMENT
At March 31, 2016 and December 31, 2015 equipment is as follows:
	As of March 31, 2016	As of December 31, 2015

Automobile	$41,805	$41,805
Laboratory Equipment	36,822	-
Office Equipment	6,466	6,466
Less Accumulated Depreciation	(23,174)	(18,989)

Total Property and Equipment	$61,919	$66,104

Depreciation and amortization expense for the three months ended March 31, 2016 and 2015 was $4,185 and $2,632respectively.

NOTE 4    LOAN PAYABLE

On February 25, 2013 the Company received $150,000 from a principal stockholder. Pursuant to the terms of the loan, the advance bears interest at 3%, is unsecured and due on demand. At December 31, 2013 the loan balance was repaid. The Company recorded accrued interest payable of $2,001 as of March 31, 2016. The Company recorded accrued interest payable of $2,001 as of December 31, 2015.

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
Three month Periods Ended March 31, 2016 and 2015

NOTE 5    STOCKHOLDERS’ DEFICIT
(A)       Common Stock Issued for Cash
On January 28, 2014 the Company issued 3,537,736 shares of common stock for $150,000 ($0.04/share).
On February 18, 2014 the Company issued 3,409,091 shares of common stock for $150,000 ($0.04/share).
On March 12, 2014 the Company issued 2,551,020 shares of common stock for $100,000 ($0.04/share).
On April 7, 2014 the Company issued 2,212,389 shares of common stock for $100,000 ($0.05/share).
On April 22, 2014 the Company issued 2,173,913 shares of common stock for $100,000 ($0.05/share).
On June 10, 2014 the Company issued 3,409,091 shares of common stock for $150,000 ($0.04/share).
On July 7, 2014, the Company issued 2,212,389 share of common stock for $100,000 ($0.05/share).
On August 6, 2014, the Company issued 2,272,727 share of common stock for $100,000 ($0.04/share).
On September 3, 2014, the Company issued 2,450,980 share of common stock for $100,000 ($0.04/share).
On September 22, 2014, the Company issued 2,821,670 share of common stock for $100,000 ($0.04/share).
On June 16, 2015, the Company issued 4,675,811 share of common stock for $150,000 ($0.03/share).
On July 9, 2015, the Company issued 3,731,343 share of common stock for $100,000 ($0.026/share).
On August 3, 2015, the Company issued 4,152,824 share of common stock for $100,000 ($0.024/share).
On September 28, 2015, the Company issued 4,166,667 share of common stock for $100,000 ($0.024/share).
On October 19, 2015, the Company issued 3,894,081 shares of common stock for $100,000 ($0.026/share).
On November 16, 2015, the Company issued 4,166,667 shares of common stock for $100,000 ($0.024/share).
On December 21, 2015, the Company issued 5,186,722 shares of common stock for $100,000 ($0.019/share).
On February 16, 2016 the Company issued 5,630,631 share of common stock for $100,000 ($0.018/share).
On March 28, 2016 the Company issued 5,411,255 share of common stock for $100,000 ($0.018/share).

(B) Common Stock Issued for Services
Shares issued for services as mentioned below were valued at the closing price of the stock on the date of grant.
On March 5, 2015, the Company issued 10,000 shares with a fair value of $321 ($0.0321/share) to a consultant as consideration for consulting fees owed from October 1, 2014 through February 28, 2015 of $10,000. The issuance of shares resulted in gain on settlement of accounts payable of $9,679.
On November 9, 2015, the Company issued 14,000 shares with a fair value of $434 ($0.031/share) to a consultant as consideration for consulting fees owed from March 1, 2015 through September 30, 2015 of $14,000. The issuance of shares resulted in gain on settlement of accounts payable of $13,556.
On March 28, 2014, the Company issued 44,000 shares of common stock with a fair value of $2,864 ($0.065/share) to a consultant as consideration for consulting fees owed from June 1, 2012 through March 31, 2014 of $44,000.  The issuance of shares resulted in gain on settlement of accounts payable of $19,136.
On April 23, 2014, the Company issued 1,800,000 shares of common stock with a fair value of $111,600 ($0.062/share) to a consultant as consideration for consulting services.
On October 9, 2014 the Company issued 12,000 shares with a fair value of $484 ($0.0403/share) to a consultant as consideration for consulting fees owed from April 1, 2014 through September 30, 2014 of $12,000. The consultant also received a bonus of 4,000 shares with a fair value of $161 ($0.0403/share).  The issuance of shares resulted in gain on settlement of accounts payable of $11,516.

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
Three month Periods Ended March 31, 2016 and 2015
(C) Common Stock Warrants
On January 21, 2015, the Company issued 2,918,919 shares in connection with the cashless exercise of the 3,000,000 warrants.
On February 2, 2014, the Company issued 9,821,429 shares in connection with the cashless exercise of 10,000,000 shares of warrants.
On February 17, 2014, the Company issued 1-year warrants for 600,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $33,620, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon and will be exercisable beginning on the 14 th month anniversary of the agreement and for a period of twelve months thereafter.
 Grant Date
Expected dividends	0%
Expected volatility	86.94%
Expected term	2 years
Risk free interest rate	1.53%
Expected forfeitures	0%

On February 17, 2014, the Company issued 1-year warrants for 600,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $33,620, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable beginning on the 14 th month anniversary of the agreement and for a period of twelve months thereafter.
 Grant Date
Expected dividends	0%
Expected volatility	86.94%
Expected term	2 years
Risk free interest rate	1.53%
Expected forfeitures	0%

On February 17, 2014, the Company issued 1-year warrants for 1,000,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $56,040, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable beginning on the 20 th month anniversary of the agreement and for a period of twelve months thereafter.
 Grant Date
Expected dividends	0%
Expected volatility	86.23%
Expected term	3 years
Risk free interest rate	1.53%
Expected forfeitures	0%

On February 17, 2014, the Company issued 1-year warrants for 1,000,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $56,040, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable beginning on the 20th month anniversary of the agreement and for a period of twelve months thereafter.
 Grant Date
Expected dividends	0%
Expected volatility	86.23%
Expected term	3 years
Risk free interest rate	1.53%
Expected forfeitures	0%

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
Three month Periods Ended March 31, 2016 and 2015

On February 17, 2014, the Company issued 1-year warrants for 2,000,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $112,110, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable beginning on the 32nd month anniversary of the agreement and for a period of twelve months thereafter.
 Grant Date
Expected dividends	0%
Expected volatility	123.49%
Expected term	3 years
Risk free interest rate	1.53%
Expected forfeitures	0%

On February 17, 2014, the Company issued 1-year warrants for 2,000,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $112,110, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable beginning on the 32nd month anniversary of the agreement and for a period of twelve months thereafter.
 Grant Date
Expected dividends	0%
Expected volatility	123.49%
Expected term	3 years
Risk free interest rate	1.53%
Expected forfeitures	0%

On June 4, 2014, the Company issued 3-year warrant for 3,000,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $171,102, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable beginning on the 32nd month anniversary of the agreement and for a period of twelve months thereafter.
 Grant Date
Expected dividends	0%
Expected volatility	86.69%
Expected term	3 years
Risk free interest rate	0.85%
Expected forfeitures	0%

On January 23, 2015, the Company issued 3-year warrant for 2,000,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $72,317, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable on February 2, 2016, and for a period expiring on January 19, 2018.
 Grant Date
Expected dividends	0%
Expected volatility	88.13%
Expected term	3 years
Risk free interest rate	1.33%
Expected forfeitures	0%

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
Three month Periods Ended March 31, 2016 and 2015

Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
Balance, December 31, 2014	18,200,000	$0.001	2.1
Granted	2,000,000	$-
Exercised	(3,000,000)	$-
Cancelled/Forfeited	-
Balance, March 31, 2015	17,200,000	$0.001	1.9

Intrinsic Value	$508,000

For the quarter ending March 31, 2015, the following warrants were outstanding:

Exercise Price	Warrants Outstanding	Warrants Exercisable	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value

$0.001	17,200,000	-	1.9	508,000

For the year ended December 31, 2015, the following warrants were outstanding:

Exercise Price	Warrants Outstanding	Warrants Exercisable	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value

$0.001	18,200,000	-	2.1	801,900

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
Three month Periods Ended March 31, 2016 and 2015
NOTE 6    COMMITMENTS AND CONTINGENCIES

On March 18, 2010, the Company entered into an addendum to the employment agreement whereby the Company will reimburse the employee and his family for up to $20,000 of out of pocket medical and dental care costs, including prescription costs or co-pays.
On November 10, 2010, the Company entered into an addendum to the employment agreement, with its CEO, effective January 1, 2011 through the December 31, 2015.  The term of the agreement is a five year period at an annual salary of $210,000.  There is a 6% annual increase.    For the year ending December 31, 2014 the annual salary is $265,120 and for the year ended December 31, 2015 the annual salary shall be $281,027.  The employee is also to receive a 20% bonus based on the annual based salary.  Any stock, stock options bonuses have to be approved by the board of directors (See Note 8).
On October 2, 2014, the Company entered into a letter agreement for an equity line of financing up to $7,500,000 (the “Letter Agreement”) with Calm Seas Capital, LLC (“Calm Seas”).
Under the Letter Agreement, over a 24 month period from the Effective Date (as defined below) we may put to Calm Seas up to an aggregate of $7,500,000 in shares of our Class A common stock for a purchase price equal to 80% of the lowest price of our Class A common stock during the five consecutive trading days immediately following the date we deliver notice to Calm Seas of our election to put shares pursuant to the Letter Agreement.  We may put shares bi-monthly.  The dollar value that will be permitted for each put pursuant to the Letter Agreement will be the lesser of: (A) the product of (i) 200% of the average daily volume in the US market of our Class A common stock for the ten trading days prior to the date we deliver our put notice to Calm Seas multiplied by (ii) the average of the daily closing prices for the ten (10) trading days immediately preceding the date we deliver our put notice to Calm Seas, or (B) $100,000.  We will automatically withdraw our put notice to Calm Seas if the lowest closing bid price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing “bid” price for our Class A common stock for the ten (10) trading days prior to the date we deliver our put notice to Calm Seas. Notwithstanding the $100,000 ceiling for each bi-monthly put, as described above, we may at any time request Calm Seas to purchase shares in excess of such ceiling, either as a part of bi-monthly puts or as an additional put(s) during such month.  If Calm Seas, in its sole discretion, accepts such request to purchase additional shares, then we may include the put for additional shares in our monthly put request or submit an additional put for such additional shares in accordance with the procedure set forth above.

 The Letter Agreement will terminate when any of the following events occur:

●	Calm Seas has purchased an aggregate of $7,500,000 of our Class A common stock; or
●	The second anniversary from the Effective Date.

On January 23, 2015, the board of directors appointed Mr. Jonathan R. Rice as its Chief Operating Officer.  Mr. Rice’s employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to an annual cash compensation of $120,000, which includes salary, health insurance, 401K retirement plan contributions, etc. The Company also agreed to reimburse Mr. Rice for his past educational expenses of approximately $11,000. In addition, Mr. Rice will be issued a three-year warrant to purchase 2,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the employment agreement.
(A)License Agreement
On May 8, 2006, the Company entered into a license agreement.  Pursuant to the terms of the agreement, the Company paid a non-refundable license fee of $10,000. The Company will pay a license maintenance fee of $10,000 on the one year anniversary of this agreement and each year thereafter.  The Company will pay an annual research fee of $13,700 with first payment due January 2007, then on each subsequent anniversary of the effective date commencing May 4, 2007.  Pursuant to the terms of the agreement the Company may be required to pay additional fees aggregating up to a maximum of $10,000 a year for patent maintenance and prosecution relating to the licensed intellectual property.
On October 28, 2011, the Company entered into a license agreement with the University of Notre Dame. Under the agreement, the Company received exclusive and non-exclusive rights to certain spider silk technologies including commercial rights with the right to sublicense such intellectual property. In consideration of the licenses granted under the agreement, the Company agreed to issue to the University of Notre Dame 2,200,000 shares of its common stock and to pay a royalty of 2% of net sales.  On March 4, 2015, the Company entered into a new Intellectual Property / Collaborative Research Agreement with Notre Dame extending the duration of the agreement through March 2016.  Under the agreement the Company will provide approximately $534,000 in financial support. The license agreement has a term of 20 years which can be extended on an annual basis after that. It can be terminated by the University of Notre Dame if the Company defaults on its obligations under the agreement and fails to cure such default within 90 days of a written notice by the university. The Company can terminate the agreement upon a 90 day written notice subject to payment of a termination fee of $5,000 if the termination takes place within 2 years after its effectiveness, $10,000 if the termination takes place within 4 years after its effectiveness and $20,000 if the Agreement is terminated after 4 years.

(B)Royalty and Research Agreements
On May 1, 2008, the Company entered into a five year consulting agreement for research and development. Pursuant to the terms of the agreement, the Company will be required to pay $1,000 per month, or at the Company’s option, the consulting fee may be paid in the form of Company common stock based upon the greater of $0.05 per share or the average of the closing price of the Company’s shares over the five days preceding such stock issuance.  As of June 30, 2011 the Company had accrued $17,000 of accounts payable for the services provided of which was paid in common stock on July 1, 2009 (See Note 5(C)).  As of June 30, 2011, the Company issued 280,000 shares of common stock in exchange for $14,000 of accounts payable for the services performed.  On March 19, 2014, the Company entered into a five year consulting agreement for general advisor and consulting services.  As consideration for the services performed, the Company agrees to pay the consultant a fee of $1,000 per month.  At the Company’s option, said consulting fee may be paid to the consultant in the form of Company stock based upon the greater of $0.50/share or the average of the closing price of the Company’s common stock over the five days preceding such stock issuance.  On March 28, 2014, the Company issues 44,000 shares of common stock as consideration for consulting fees owed from June 1, 2012 through March 31, 2014. On October 9, 2014 the Company issued 12,000 shares with a fair value of $484 ($0.0403/share) to a consultant as consideration for consulting fees owed from April 1, 2014 through September 30, 2014 of $12,000.  The issuance of shares resulted in gain on settlement of accounts payable of $11,516.  The consultant also received a bonus of 4,000 shares with a fair value of $161 ($0.0403/share).  On March 5, 2015, the Company issued 10,000 shares with a fair value of $321 ($0.0321/share) to a consultant as consideration for consulting fees owed from October 1, 2014 through February 28, 2015 of $10,000. The issuance of shares resulted in gain on settlement of accounts payable of $9,679.

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
Three month Periods Ended March 31, 2016 and 2015

On December 26, 2006, the Company entered into an addendum to the intellectual property transfer agreement with an officer.  In consideration of the Company issuing either 200,000 preferred shares with the following preferences; no dividends and voting rights equal to 100 common shares per share of preferred stock or the payment of $120,000, the officer agreed to terminate the royalty payments due under the agreement and give title to the exclusive license for the non-protective apparel use of the intellectual property to the Company.  On the date of the agreement, the Company did not have any preferred stock authorized with the required preferences.  In accordance with FASB Accounting Standards Codification No 480,  Distinguishing Liabilities from Equity , the Company determined that the present value of the payment of $120,000 that was due on December 26, 2007, the one year anniversary of the addendum, should be recorded as an accrued expense until such time as the Company has the ability to assert that it has preferred shares authorized.  As of March 31, 2010, the Company has recorded $120,000 in accrued expenses- related party.  On December 21, 2007 the officer extended the due date to July 30, 2008.  On May 30, 2008 the officer extended the due date to December 31, 2008.  On October 10, 2008, the officer extended the due date to the earlier of (a) March 30, 2010 or (b) upon demand by the officer.  The due date was extended to March 31, 2011.  On September 8, 2009, a payment of $15,000 was paid to the officer. An additional payment of $10,000 was made on October 19, 2009 and December 1, 2009, respectfully.  Additionally, the accrued expenses are accruing 7% interest per year. On January 15, 2010 an additional payment of $10,000 was made.  During the quarter ending September 30, 2010 an additional payment of $8,000 was made. During the quarter ending September 30, 2012 an additional payment of $1,000 was made.  During the year ended December 31, 2013, an additional payment of $1,280 was made.  During the year ended December 31, 2014, an additional loan of $572 was made.  As of March 31, 2015 the outstanding balance is $65,292. As of March 31, 2015, the Company recorded interest expense and related accrued interest payable of $490.
On June 6, 2012, the Company entered into a consulting agreement for intellectual property and collaborative research and development with an American university.  The agreement covers ongoing research and development work performed by the university at the Company’s behest and with the Company’s assistance. On March 4, 2015, the Company entered into a new Intellectual Property / Collaborative Research Agreement with Notre Dame extending the duration of the agreement through March 2016.   Pursuant to the terms of the agreement the Company will be required to pay approximately $534,000 for research and development over the two year period. For the three months ended March 31, 2015 and 2014, respectively, the company recorded $79,586 and $93,179 in research and development fees.
On December 30, 2015, the Company entered into a cooperative agreement for the research and pilot production of hybrid silkworms in Vietnam. Under this agreement the Company will establish a subsidiary in Vietnam where it will develop and produce hybrid silkworms. As of March 31, 2016, the subsidiary was not yet established and no work has been performed in Vietnam for the three months ended March 31, 2016. The Company delayed the announcement of this agreement until late in February, 2016. This additional time was used to confirm this agreement with higher level authorities and outside review.

(C)Consulting Agreement
On July 9, 2013, the Company entered into an agreement with a consultant to provide investor relations services in exchange for a warrant for 10,000,000 common shares at $.001 with a cashless provision and a five year term.
On September 30, 2013, the Company entered into a Collaborative Yarn and Textile Development Agreement with a technical textile manufacturing company.  Pursuant to the terms of that agreement the Company has agreed to supply the technical textile manufacturing company with sample quantities of the Company’s recombinant spider silk for the purpose of developing and testing new textiles which are made from, or which incorporate recombinant spider silk.  The agreement provides that the two companies will jointly share, on an equal basis, any intellectual property, including any utility patents, which are developed as a result of this collaboration.  Such intellectual property potentially includes utility patents on textile designs.  The Company has agreed that it will pay half of the cost associated with the filing and prosecution of utility patents relating to intellectual property which is developed through its collaboration with the technical textile manufacturing company.
On October 15, 2013, the Company entered into an intellectual property agreement with a scientific researcher relating to the development of new recombinant silk fibers.  Under the terms of that agreement the scientific researcher will transfer to the Company his rights to intellectual property, inventions and trade secrets which the researcher develops relating to recombinant silk.  The researcher will receive 8,000,000 warrants of the Company’s stock, exercisable 24 months from the date of the agreement.  The researcher will also receive additional warrants when and if the researcher develops advanced recombinant silk fibers for the Company’s use.  Under the terms of the agreement the researcher will receive 10,000,000 warrants in the event that he develops a new recombinant silk fiber with certain performance characteristics, and another 10,000,000 warrants if he develops a second recombinant silk fiber with certain characteristics.  If the consultant performs the contract in good faith the consultant will be entitled to an additional 8,000 warrants.  The warrants described in this note all contain a cashless exercise provision and are exercisable on the 24 month anniversary of the date on which they were issuable under the agreement.
On February 17, 2014, the Company entered into two consulting agreements with two consultants for independent technical expertise to further the Company’s business plans and scientific research and development.  As consideration for the services performed, the Company agrees to issue the following to each of the consultants:
●
Within 30 days of the date of this agreement, a warrant for six hundred thousand shares of the Company’s common stock to be exercisable on the 14 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

●
Within 30 days of the date of this agreement, a warrant for one million shares of the Company’s common stock to be exercisable on the 20 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

●
Within 30 days of the date of this agreement, a warrant for two million shares of the Company’s common stock to be exercisable on the 32 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

●
Based on the consultants reaching two sets of benchmarks, two separate warrants for one million five hundred thousand shares of the Company’s common stock to be exercisable on the 28 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

●
On the three year anniversary, assuming the consultant acted in good faith and the Company’s board of directors approval, a warrant for one million five hundred thousand shares of the Company’s common stock to be exercisable on the 28 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

On April 23, 2014, the Company entered into a six months agreement with a consultant to provide investor relations services. As consideration for the services performed, the Company agreed to issue 1,800,000 shares of common stock.  On May 5, 2014, the Company issued 1,800,000 shares of common stock for $111,600 ($0.062/share).
On April 30, 2014, the Company entered into a one year agreement with a consultant for research and development. As consideration for services, the Company agreed to pay for Consultant’s air fare from the United States to Africa, for a trip scheduled in early May 2014.
On June 4, 2014, the Company entered into a one year agreement with a consultant to provide investor relations services. As consideration for the services performed, the Company agreed to issue a warrant for 3,000,000 shares of common stock $0.001 with a cashless exercise provision and a three year term. On June 24, 2014, the Company issued a warrant for 3,000,000 shares of common stock with a fair value of $171,102 (See Note 5(E)).

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
Three month Periods Ended March 31, 2016 and 2015

On June 22, 2015 the Company entered into an agreement with a consultant to provide investor relations services. The agreement commenced on June 22, 2015 and will continue until December 16, 2015. As consideration for the services performed, the Company agrees to issue a warrant for 15,000,000 shares of common stock $0.001 with a cashless exercise provision and a three year term. On June 22, 2015, the company issued a warrant for 15,000,000 shares of common stock with a fair value of $590,335 (See Note 6(C)).

On November 11, 2015 the Company entered into an agreement with a consultant to provide advisory services. As consideration for the services performed, the Company agreed to pay the consultant $10,000.

On January 23, 2016, the Company entered into an agreement with a consultant to provide investor relations services. The agreement commenced on January 23, 2016 and will continue for four months. As consideration for the services performed, the Company agrees to pay $100,000 broken up into $25,000 dollar monthly payments. During the three months ended March 31, 2016 the Company paid $70,000.

(D) Operating Lease Agreement

On April 1, 2012 the Company executed a one-year non-cancelable operating lease for its Laboratory space. The lease was subsequently extended through March 31, 2014. On February 25, 2015, the Company renewed its lease of a Laboratory. The lease is on a month to month basis at an annual rate of

$13,200. On June 30, 2015 the Company cancelled its lease of this laboratory.

We rented office space at 120 N. Washington Square, Suite 805, Lansing, Michigan 48950, which was our principal place of business. Our lease was on a month to month basis. We paid an annual rent of $600 for conference facilities, mail, fax, and reception services located at our principal place of business. On September 1, 2015 the Company ended the lease of this office.

Starting in February of 2015, we rent additional office space in East Lansing, Michigan. In July 2015, the Company signed a new lease for its East Lansing, Michigan office space. The Company pays an annual rent of $4,742 for office space, conference facilities, mail, fax, and reception services.

Starting in September of 2015, we rent office space at 2723 South State Street, Suite 150, Ann Arbor, Michigan 48104, which is our principal place of business. We pay an annual rent of $2,028 for conference facilities, mail, fax, and reception services located at our principal place of business.

On February 1, 2016 the Company signed a six (6) month lease extension for its East Lansing office. The Company pays an annual rent of $4,893 for office space, conference facilities, mail, fax, and reception services.

On February 16, 2016 the Company issued 5,630,631 shares of common stock for $100,000 ($0.018/share). On March 29, 2016 the Company issued 5,411,255 shares of common stock for $100,000 ($0.018/share).

Rent expense for the three months ended March 31, 2016 and 2015 was $2,441 and $4,999, respectively.

NOTE 7    RELATED PARTY TRANSACTIONS
On December 26, 2006, the Company entered into an addendum to the intellectual property transfer agreement with an officer.  In consideration of the Company issuing either 200,000 preferred shares with the following preferences; no dividends and voting rights equal to 100 common shares per share of preferred stock or the payment of $120,000, the officer agreed to terminate the royalty payments due under the agreement and give title to the exclusive license for the non-protective apparel use of the intellectual property to the Company.  On the date of the agreement, the Company did not have any preferred stock authorized with the required preferences.   In accordance with FASB Accounting Standards Codification No. 480,  Distinguishing Liabilities from Equity , the Company determined that the present value of the payment of $120,000 that was due on December 26, 2007, the one year anniversary of the addendum, should be recorded as an accrued expense until such time as the Company has the ability to assert that it has preferred shares authorized.  As of March 31, 2010, the Company has recorded $120,000 in royalty agreement payable- related party.  On December 21, 2007 the officer extended the due date to July 30, 2008.  On May 30, 2008 the officer extended the due date to March 31, 2009.  On October 10, 2008, the officer extended the due date to the earlier of (a) March 30, 2010 or (b) upon demand by the officer. On March 30, 2010, the officer extended the due date to the earlier of (a) March 30, 2010 or (b) upon demand by the officer.  On September 8, 2009, a payment of $15,000 was paid to the officer. On October 19, 2009 and December 1, 2009, $10,000 was paid to the officer respectfully.  An additional payment of $10,000 was made on January 15, 2010.  During the quarter ending September 30, 2010 an additional payment of $8,000 was made. During the year ended December 31, 2012 an additional payment of $1,000 was made. During the year ended December 31, 2013 an additional payment of $1,280 was made.  During the year ended December 31, 2014, an additional loan of $572 was made.  As of March 31, 2015, the outstanding balance is $65,292.  Additionally, the accrued expenses are accruing 7% interest per year.  As of March 31, 2015, the Company recorded interest expense and related accrued interest payable of $490.
As of March 31, 2015, the Company owes $838,177 in accrued salary to a principal stockholder.
On November 10, 2010, the Company entered into an addendum to the employment agreement, with its CEO, effective January 1, 2011 through December 31, 2015. The term of the agreement is a five year period at an annual salary of $210,000.  There is a 6% annual increase.  For the year ending December 31, 2014 the annual salary is $265,120.  For the year ending December 31, 2015 the annual salary shall be $281,027.  The employee is also to receive a 20% bonus based on the annual based salary.  Any stock, stock options bonuses have to be approved by the board of directors.
On January 23, 2015, the board of directors appointed Mr. Jonathan R. Rice as its Chief Operating Officer.  The employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to an annual cash compensation of $120,000, which includes salary, health insurance, 401K retirement plan contributions, etc. The Company also agreed to reimburse Mr. Rice for his past educational expenses of approximately $11,000. In addition, Mr. Rice will be issued a three-year warrant to purchase 2,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the employment agreement.

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
Three month Periods Ended March 31, 2016 and 2015

As of March 31, 2016 and December 31, 2015, there was $92,381 and $148,019, respectively, included in accounts payable and accrued expenses - related party, which is owed to the Company’s Chief Executive Officer.

As of March 31, 2016 there was $456,605 of accrued interest- related party and $13,208 in shareholder loan interest – related party included in accounts payable and accrued expenses – related party, which is owed to the Company’s Chief Executive officer.

As of December 31, 2015, there was $426,054 of accrued interest- related party and $12,718 in shareholder loan interest – related party included in accounts payable and accrued expenses – related party, which his owed to the Company’s Chief Executive officer.

As of March 31, 2016, the Company owes $1,168,626 in accrued salary to principal stockholder and $4,762 to the Company’s COO.

As of December 31, 2015, the Company owes $1,094,153 in accrued salary to principal stockholder and $1,748 to the Company’s COO.

NOTE 8    SUBSEQUENT EVENTS

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through May 13, 2016, the date the financial statements were issued.
On April 4, 2016, the Company issued 12,000 shares with a fair value of $302 ($0.0252/share) to a consultant as consideration for consulting fees owed from October 1, 2015 through March 31, 2016 of $6,000. The issuance of shares resulted in gain on settlement of accounts payable of $5,698.

On April 7, 2016, the Company issued 1,917,012 shares in connection with the cashless exercise of 1,200,000 warrants.

 On April 25, 2016 the Company issued 5,952,381 share of common stock for $100,000 ($0.017/share).

On May 4, 2016, the Company issued 7,627,907 shares in connection with the cashless exercise of 8,000,000 warrants.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Kraig Biocraft Laboratories, Inc.

We have audited the accompanying balance sheets of Kraig Biocraft Laboratories, Inc. as of December 31, 2015 and 2014 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kraig Biocraft Laboratories, Inc. as of December 31, 2014 and 2013 and the results of its operations and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

March 31, 2016

Kraig Biocraft Laboratories, Inc.
Balance Sheets

ASSETS

	December 31, 2015	December 31, 2014

Current Assets
Cash	$238,188	$495,036
Prepaid expenses	645	1,000
Total Current Assets	238,833	496,036

Property and Equipment, net	66,104	43,191

Total Assets	$304,937	$539,227

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$469,833	$522,586
Current portion of loan payable		-
Royalty agreement payable - related party	65,292	64,720
Accounts payable and accrued expenses - related party	1,666,748	1,177,603
Total Current Liabilities	2,201,873	1,764,909

Commitments and Contingencies

Stockholders' Deficit
Preferred stock Series A, no par value;
2 and 2 shares issued and outstanding, respectively	5,217,800	5,217,800
Common stock Class A, no par value; unlimited shares authorized,
673,974,429 and 635,241,994 shares issued and outstanding, respectively	10,801,942	9,812,845
Common stock Class B, no par value; unlimited shares authorized,
no shares issued and outstanding		-
Common Stock Issuable, 1,122,311 and 1,122,311 shares, respectively	22,000	22,000
Additional paid-in capital	2,373,458	1,900,018
Accumulated Deficit	(20,312,136)	(18,178,345)

Total Stockholders' Deficit	(1,896,936)	(1,225,682)

Total Liabilities and Stockholders' Deficit	$304,937	$539,227

See accompanying notes to financial statements

Kraig Biocraft Laboratories, Inc.
Statements of Operations

	For the Years Ended
	December 31, 2015	December 31, 2014

Revenue	$-	$-

Operating Expenses
General and Administrative	920,919	896,079
Professional Fees	260,716	180,599
Officer's Salary	440,896	318,144
Research and Development	432,008	439,536
Total Operating Expenses	2,054,539	1,834,358

Loss from Operations	(2,054,539)	(1,834,358)

Other Income/(Expenses)
Gain on forgiveness of debt	23,245	30,652
Loss on disposal of fixed asset	(953)	-
Interest expense	(101,546)	(69,281)
Total Other Income/(Expenses)	(79,254)	(38,629)

Net (Loss) before Provision for Income Taxes	(2,133,793)	(1,872,987)

Provision for Income Taxes	-	-

Net (Loss)	$(2,133,793)	$(1,872,987)

Net Income (Loss) Per Share - Basic and Diluted	$(0.00)	$(0.00)

Weighted average number of shares outstanding
during the period - Basic and Diluted	685,836,581	662,490,382

See accompanying notes to consolidated financial statements

Kraig Biocraft Laboratories, Inc.
Statements of Cash Flows

	2015	2014
Cash Flows From Operating Activities:
Net Loss	$(2,133,793)	$(1,872,987)
Adjustments to reconcile net loss to net cash used in operations
Depreciation expense	15,419	7,159
Gain on forgiveness of debt	(23,245)	(30,652)
Loss on disposal of fixed asset	953	-
Stock issued for services	-	111,600
Warrants issued to consultants	590,335	574,642
Warrants issued to related party	121,448
Changes in operating assets and liabilities:
(Increase) Decrease in prepaid expenses	355	743
(Decrease) in accrued expenses and other payables - related party	489,719	110,625
Increase in accounts payable	(28,753)	194,311
Net Cash Used In Operating Activities	(967,563)	(904,559)

Cash Flows From Investing Activities:
Purchase of Fixed Assets and Domain Name	(39,285)	(41,805)
Net Cash Used In Investing Activities	(39,285)	(41,805)

Cash Flows From Financing Activities:
Repayment of loan payable	-	(3,981)
Proceeds from issuance of common stock	750,000	1,150,000
Net Cash Provided by Financing Activities	750,000	1,146,019

Net Increase (Decrease) in Cash	(256,848)	199,655

Cash at Beginning of Period	495,036	295,381

Cash at End of Period	$238,188	$495,036

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Shares issued in connection with cashless warrants exercise	$238,342	$736,816
Settlement of accounts payable with stock issuance	$755	$3,509
Gain on the sale of the fixed asset to a related party	$-	$8,956
Fixed asset sold to related party to cancel accounts payable - related party	$-	$5,548

See accompanying notes to consolidated financial statements

Kraig Biocraft Laboratories, Inc
Statement of Changes in Stockholders Deficit
For the years ended December 31. 2015 and 2014

							Common Stock -
							Class A Shares
	Preferred Stock - Series A		Common Stock - Class A		Common Stock - Class B		To be issued			Accumulated
	Shares	Par	Shares	Par	Shares	Par	Shares	Par	APIC	Deficit	Total

Balance, December 31, 2013	2	$5,217,800	635,241,994	$7,810,920	-	$-	1,122,311	$22,000	$2,053,236	$(16,305,358)	$(1,201,402)

Stock issued for cash ($0.04/share)	-	-	27,051,006	1,150,000	-	-	-	-	-	-	1,150,000

Exercise of 10,000,000 warrants in exchange for stock	-	-	9,821,429	736,816	-	-	-	-	(736,816)	-	-

Grant 10,200,000 warrants for services	-	-	-	-	-	-	-	-	574,642	-	574,642

Settlement of accounts payable with stock issuance ($0.06/share)	-	-	60,000	3,509	-	-	-	-	-	-	3,509

Shares issued for services ($0.062/share)	-	-	1,800,000	111,600	-	-	-	-	-	-	111,600

Gain on the sale of the fixed asset to a related party	-	-	-	-	-	-	-	-	8,956	-	8,956

Net loss for the year ended December 31, 2014	-	-	-	-	-	-	-	-	-	(1,872,987)	(1,872,987

Balance, December 31 ,2014	2	5,217,800	673,974,429	9,812,845	-	-	1,122,311	22,000	1,900,018	(18,178,345)	(1,225,682)

Grant 5,000,000 warrants for services to related party	-	-	-	-	-	-	-	-	121,448	-	121,448

Grant 15,000,000 warrants for services to consultants	-	-	-	-	-	-	-	-	590,335	-	590,335

Exercise of 4,200,000 warrants in exchange for stock	-	-	4,095,841	238,342	-	-	-	-	(238,342)	-	-

Settlement of accounts payable with stock issuance ($0.03/share)	-	-	24,000	755	-	-	-	-	-	-	755

Stock issued for cash ($0.01/share)	-	-	29,974,115	750,000	-	-	-	-	-	-	750,000

Net loss for the year ended December 31, 2015	-	-	-	-	-	-	-	-	-	(2,133,793)	(2,133,793)

Balance, December 31, 2015	2	$5,217,800	708,068,385	$10,801,942	-	$-	1,122,311	$22,000	$2,373,458	$(20,312,136)	$(1,896,936)

See accompanying notes to financial statements

KRAIG BIOCRAFT LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)  Organization

Kraig Biocraft Laboratories, Inc. (the "Company") was incorporated under the laws of the State of Wyoming on April 25, 2006. The Company was organized to develop high strength, protein based fiber, using recombinant DNA technology, for commercial applications in the textile and specialty fiber industries.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

(C) Cash

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.  There were no cash equivalents as of December 31, 2015 or December 31, 2014.

(D) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by FASB Accounting Standards Codification No. 260, “Earnings per Share.”  As of December 31, 2015 and 2014, warrants were not included in the computation of income/ (loss) per share because their inclusion is anti-dilutive.

The computation of basic and diluted loss per share at December 31, 2015 and December 31, 2014 excludes the common stock equivalents of the following potentially dilutive securities because their inclusion would be anti-dilutive:

	December 31, 2015	December 31, 2014

Stock Warrants (Exercise price - $0.001/share)	34,000,000	18,000,000
Convertible Preferred Stock	2	2
Total	34,000,002	18,000,002

(E) Research and Development Costs

The Company expenses all research and development costs as incurred for which there is no alternative future use. These costs also include the expensing of employee compensation and employee stock based compensation.

KRAIG BIOCRAFT LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014

(F) Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”).  Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The net deferred tax liability in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

	2015	2014

Expected income tax recovery (expense) at the statutory rate of 34%	$(724,717)	$(636,816)
Tax effect of expenses that are not deductible for income tax purposes (net of other amounts deductible for tax purposes)	229,561	222,901
Change in valuation allowance	495,156	413,915

Provision for income taxes	$-	$-

         The components of deferred income taxes are as follows:

	Years Ended December,
	2015	2014

Deferred tax liability:	$-	$-
Deferred tax asset
Net Operating Loss Carryforward	3,324,665	2,829,510
Valuation allowance	(3,324,665)	(2,829,510)
Net deferred tax asset	-	-
Net deferred tax liability	$-	$-

The valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized. This is necessary due to the Company’s continued operating losses and the uncertainty of the Company’s ability to utilize all of the net operating loss carryforwards before they will expire through the year 2034.

The net change in the valuation allowance for the year ended December 31, 2015 and 2014 was an increase of $ 495,156 and $413,915, respectively.

KRAIG BIOCRAFT LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014

Effective January 1, 2009, the Company adopted guidance regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the financial statements and applies to all federal or state income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. As of December 31, 2015 and 2014 there were no amounts that had been accrued in respect to uncertain tax positions.

None of the Company’s federal or state income tax returns is currently under examination by the Internal Revenue Service (“IRS”) or state authorities.  However, fiscal years 2009 and later remain subject to examination by the IRS and respective states.

(G) Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

(H) Stock-Based Compensation

In December 2004, the FASB issued FASB Accounting Standards Codification No. 718, Compensation – Stock Compensation.  Under FASB Accounting Standards Codification No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.  As such, compensation cost is measured on the date of grant at their fair value.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company applies this statement prospectively.

Equity instruments (“instruments”) issued to other than employees are recorded on the basis of the fair value of the instruments, as required by FASB Accounting Standards Codification No. 718.  FASB Accounting Standards Codification No. 505, Equity Based Payments to Non-Employees defines the measurement date and recognition period for such instruments.  In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

(I) Business Segments

The Company operates in one segment and therefore segment information is not presented.

KRAIG BIOCRAFT LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014

(J) Recent Accounting Pronouncements

In September, 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805) (“ASU 2015-16”). Topic 805 requires that an acquirer retrospectively adjust provisional amounts recognized in a business combination, during the measurement period. To simplify the accounting for adjustments made to provisional amounts, the amendments in the Update require that the acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amount is determined. The acquirer is required to also record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. In addition an entity is required to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for fiscal years beginning December 15, 2015. The adoption of ASU 2015-016 is not expected to have a material effect on the Company’s consolidated financial statements.

In August, 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date (“ASU 2015-14”). The amendment in this ASU defers the effective date of ASU No. 2014-09 for all entities for one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 31, 2016, including interim reporting periods with that reporting period.

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Interest–Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”), which changes the presentation of debt issuance costs in financial statements. ASU 2015-03 requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs will continue to be reported as interest expense. It is effective for annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The new guidance will be applied retrospectively to each prior period presented. The Company is currently in the process of evaluating the impact of adoption of ASU 2015-03 on its balance sheets.

All other newly issued accounting pronouncements but not yet effective have been deemed either immaterial or not applicable.

KRAIG BIOCRAFT LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014

(K) Reclassification

The 2014 financial statements have been reclassified to conform to the 2015 presentation.

 (L) Equipment

The Company values property and equipment at cost and depreciates these assets using the straight-line method over their expected useful life. The Company uses a five year life for automobiles.

In accordance with FASB Accounting Standards Codification No. 360, Property, Plant and Equipment, the Company carries long-lived assets at the lower of the carrying amount or fair value. Impairment is evaluated by estimating future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flow is less than the carrying amount of the assets, an impairment loss is recognized. Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest.

There were no impairment losses recorded during the years ended December 31, 2015 and 2014.

KRAIG BIOCRAFT LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014
 (M) Fair Value of Financial Instruments

We hold certain financial assets, which are required to be measured at fair value on a recurring basis in accordance with the Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (“ASC Topic 820-10”).   ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Level 1 instruments include cash, account receivable, prepaid expenses, inventory and account payable and accrued liabilities. The carrying values are assumed to approximate the fair value due to the short term nature of the instrument.

The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

°
Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.  We believe our carrying value of level 1 instruments approximate their fair value at December 31, 2015 and December 31, 2014.

°
Level 2 - Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

°
Level 3 - Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. We consider depleting assets, asset retirement obligations and net profit interest liability to be Level 3. We determine the fair value of Level 3 assets and liabilities utilizing various inputs, including NYMEX price quotations and contract terms.

	December 31, 2015	December 31, 2014
Level 1	$-	$-
Level 2	-	-
Level 3	-	-
Total	$-	$-

 NOTE 2   GOING CONCERN

As reflected in the accompanying financial statements, the Company has a working capital deficiency of $1,963,044 and stockholders’ deficiency of $1,896,936 and used $967,563 of cash in operations for the year ended December 31, 2015. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

KRAIG BIOCRAFT LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014

NOTE 3    EQUIPMENT

At December 31, 2015 and December 31, 2014 equipment is as follows:

	As of December 31, 2015	As of December 31, 2014

Automobile	$41,805	$41,805
Laboratory Equipment	$36,822
Office Equipment	6,466	5,560
Less Accumulated Depreciation	(18,989))	(4,174)

Total Property and Equipment	$66,104	$43,191

Depreciation and amortization expense for the years ended December 31, 2015 and 2014 was $15,419 and $7,159, respectively.

On November 10, 2014, the Company sold to the officer of the Company a used automobile for the price of $14,504. The Company recorded a gain on the sale of the asset of $8,956 as donated capital due to the transaction being with a related party.

NOTE 4    LOAN PAYABLE

On December 8, 2010 the Company entered into a five year loan agreement with the principal loan amount of $15,828. The loan carries an interest rate of 6.94%, and is secured by an automobile.  For the years ending December 31, 2014 and December 31, 2013, the Company repaid $3,981, and $4,774 in loan balance, respectively. At December 31, 2014 the loan balance was repaid in full.

NOTE 5    LOAN PAYABLE – RELATED PARTY

On February 25, 2013 the Company received $150,000 from a principal stockholder.  Pursuant to the terms of the loan, the advance bears interest at 3%, is unsecured and due on demand. At December 31, 2015 the loan balance was repaid.  The Company recorded accrued interest payable of $2,001.

KRAIG BIOCRAFT LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014

NOTE 6    STOCKHOLDERS’ DEFICIT

(A)       Common Stock Issued for Cash

On February 19, 2013, the Company issued 961,538 shares of common stock for $50,000 ($0.05/share).

On March 4, 2013, the Company issued 945,537 shares of common stock for $50,000 ($0.05/share).

On April 1, 2013, the Company issued 822,368 shares of common stock for $50,000 ($0.06/share).

On April 15, 2013, the Company issued 884,434 shares of common stock for $75,000 ($0.08/share).

On July 11, 2013 the Company issued 1,760,563 shares of common stock for $100,000 ($0.06/share).

On July 25, 2013 the Company issued 1,760,563 shares of common stock for $100,000 ($0.06/share).

On August 13, 2013 the Company issued 1,838,235 shares of common stock for $100,000 ($0.05/share).

On September 3, 2013 the Company issued 1,923,077 shares of common stock for $100,000 ($0.05/share).

On September 19, 2013 the Company issued 2,100,840 shares of common stock for $100,000 ($0.05/share).

On October 3, 2013 the Company issued 2,604,167 shares of common stock for $100,000 ($0.04/share).

On October 17, 2013 the Company issued 2,604,167 shares of common stock for $100,000 ($0.04/share).

On December 11, 2013 the Company issued 3,063,725 shares of common stock for $125,000 ($0.04/share).

On January 28, 2014 the Company issued 3,537,736 shares of common stock for $150,000 ($0.04/share).

KRAIG BIOCRAFT LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014

On February 18, 2014 the Company issued 3,409,091 shares of common stock for $150,000 ($0.04/share).

On March 12, 2014 the Company issued 2,551,020 shares of common stock for $100,000 ($0.04/share).

On April 7, 2014 the Company issued 2,212,389 shares of common stock for $100,000 ($0.05/share).

On April 22, 2014 the Company issued 2,173,913 shares of common stock for $100,000 ($0.05/share).

On June 10, 2014 the Company issued 3,409,091 shares of common stock for $150,000 ($0.04/share).

On July 7, 2014, the Company issued 2,212,389 share of common stock for $100,000 ($0.05/share).

On August 6, 2014, the Company issued 2,272,727 share of common stock for $100,000 ($0.04/share).

On September 3, 2014, the Company issued 2,450,980 share of common stock for $100,000 ($0.04/share).

On September 22, 2014, the Company issued 2,821,670 share of common stock for $100,000 ($0.04/share).

On June 16, 2015, the Company issued 4,675,811 share of common stock for $150,000 ($0.03/share).

On July 9, 2015, the Company issued 3,731,343 share of common stock for $100,000 ($0.026/share).

On August 3, 2015, the Company issued 4,152,824 share of common stock for $100,000 ($0.024/share).

On September 28, 2015, the Company issued 4,166,667 share of common stock for $100,000 ($0.024/share).

On October 19, 2015, the Company issued 3,894,081 shares of common stock for $100,000 ($0.026/share).

On November 16, 2015, the Company issued 4,166,667 shares of common stock for $100,000 ($0.024/share).

On December 21, 2015, the Company issued 5,186,722 shares of common stock for $100,000 ($0.019/share).

(B) Common Stock Issued for Services

Shares issued for services as mentioned below were valued at the closing price of the stock on the date of grant.

On March 28, 2014, the Company issued 44,000 shares of common stock with a fair value of $2,864 ($0.065/share) to a consultant as consideration for consulting fees owed from June 1, 2012 through March 31, 2014 of $44,000.  The issuance of shares resulted in gain on settlement of accounts payable of $19,136.

On April 23, 2014, the Company issued 1,800,000 shares of common stock with a fair value of $111,600 ($0.062/share) to a consultant as consideration for consulting services.

On October 9, 2014 the Company issued 12,000 shares with a fair value of $484 ($0.0403/share) to a consultant as consideration for consulting fees owed from April 1, 2014 through September 30, 2014 of $12,000. The consultant also received a bonus of 4,000 shares with a fair value of $161 ($0.0403/share).  The issuance of shares resulted in gain on settlement of accounts payable of $11,516.

On November 9, 2015, the Company issued 14,000 shares with a fair value of $434 ($0.031/share) to a consultant as consideration for consulting fees owed from March 1, 2015 through September 30, 2015 of $14,000.
 The issuance of shares resulted in gain on settlement of accounts payable of $13,556.

(C) Common Stock Warrants

On February 2, 2014, the Company issued 9,821,429 shares in connection with the cashless exercise of 10,000,000 shares of warrants.

On February 17, 2014, the Company issued 1-year warrants for 600,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $33,620, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon and will be exercisable beginning on the 14th month anniversary of the agreement and for a period of twelve months thereafter.

Grant Date
Expected dividends	0%
Expected volatility	86.94%
Expectd term	1 year
Risk free interest rate	1.53%
Expected forfeitures	0%

On February 17, 2014, the Company issued 1-year warrants for 600,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $33,620, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable beginning on the 14th month anniversary of the agreement and for a period of twelve months thereafter.

KRAIG BIOCRAFT LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014

Grant Date
Expected dividends	0%
Expected volatility	86.94%
Expected term	1 year
Risk free interest rate	1.53%
Expected Forfeitures	0%

On February 17, 2014, the Company issued 1-year warrants for 1,000,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $56,040, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable beginning on the 20th month anniversary of the agreement and for a period of twelve months thereafter.

Grant Date
Expected dividends	0%
Expected volatility	86.23%
Expected term	1 year
Risk free interest rate	1.53%
Expected forfeitures	0%

On February 17, 2014, the Company issued 1-year warrants for 1,000,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $56,040, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable beginning on the 20th month anniversary of the agreement and for a period of twelve months thereafter.

Grant Date
Expected dividends	0%
Expected volatility	86.23%
Expected term	1 year
Risk free interest rate	1.53%
Expected forfeitures	0%

On February 17, 2014, the Company issued 1-year warrants for 2,000,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $112,110, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable beginning on the 32nd month anniversary of the agreement and for a period of twelve months thereafter.

Grant Date
Expected dividends	0%
Expected volatility	123.49%
Expected term	1 year
Risk free interest rate	1.53%
Expected forfeitures	0%

KRAIG BIOCRAFT LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014

On February 17, 2014, the Company issued 1-year warrants for 2,000,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $112,110, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable beginning on the 32nd month anniversary of the agreement and for a period of twelve months thereafter.

Grant Date
Expected Dividends	0%
Expected volatility	123.49%
Expected term	1 year
Risk free interest rate	1.53%
Expected forfeitures	0%

On June 4, 2014, the Company issued 3-year warrant for 3,000,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $171,102, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable beginning on the 32nd month anniversary of the agreement and for a period of twelve months thereafter.

Grant Date
Expected dividends	0%
Expected volatility	86.69%
Expected term	3 years
Risk free interest rate	0.85%
Expected forfeitures	0%

On January 21, 2015, the Company issued 2,918,919 shares in connection with the cashless exercise of the 3,000,000 warrants.

On January 23, 2015, the Company issued 3-year warrant for 2,000,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $72,317, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable on February 2, 2016, and for a period expiring on January 19, 2018.

 Grant Date
Expected dividends	0%
Expected volatility	88.13%
Expected term	3 years
Risk free interest rate	1.33%
Expected forfeitures	0%

KRAIG BIOCRAFT LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014

On May 28, 2015, the Company issued 3-year warrant for 3,000,000 shares to a related party, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $117,503, based upon the Black-Scholes option-pricing model on the date of grant and vesting on October 28, 2016, and will be exercisable on May 28, 2018, and for a period expiring on May 28, 2022. As of December 31, 2015, the Company recorded $49,131 as an expense for warrants issued to related party.

Grant Date
Expected dividends	0%
Expected volatility	77.49%
Expected term	4 years
Risk free interest rate	1.24%
Expected forfeitures	0%

On June 22, 2015, the Company issued 3-year warrant for 15,000,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $590,335, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable on December 28, 2015, and for a period expiring on June 22, 2018.
Grant Date
Expected dividends	0%
Expected volatility	78.85%
Expected term	3 years
Risk free interest rate	1.06%
Expected forfeitures	0%

 On July 2, 2015, the Company issued 1,176,922 shares in connection with the cashless exercise of the 1,200,000 warrants.

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
Balance, December 31, 2014	18,200,000	$0.001	2.1
Granted	20,000,000
Exercised	(4,200,0000
Cancelled/Forfeited	-
Balance, December 31, 2015	34,000,000	$0.001	1.7

Intrinsic Value$	842,000

KRAIG BIOCRAFT LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014

For the year ended December 31, 2015, the following warrants were outstanding:

Exercise Price Warrants Outstanding	Warrants Exercisable	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value

$0.001	34,000,000	1.7	842,000

For the year ended December 31, 2014, the following warrants were outstanding:

Exercise Price Warrants Outstanding	Warrants Exercisable	Weighted Average Remaining Contractual Life	A ggregate Intrinsic Value

$0.001	18,200,000	2.1	801,900

(D)  Amendment to Articles of Incorporation

On February 16, 2009, the Company amended its articles of incorporation to amend the number and class of shares the Company is authorized to issue as follows:

●	Common stock Class A, unlimited number of shares authorized, no par value
●	Common stock Class B, unlimited number of shares authorized, no par value
●	Preferred stock, unlimited number of shares authorized, no par value

Effective December 17 2013, the Company amended its articles of incorporation to designate a Series A no par value preferred stock.  Two shares of Series A Preferred stock have been authorized.

(E) Conversion of debt & Issuance of Convertible Preferred Stock – related party

During the year ended December 31, 2013, the Company's Chief Executive Officer converted accrued payroll of $30,000 in exchange for the issuance of Series A convertible Preferred Stock (“Series A PS”).

Each share of Series A PS is entitled to vote together with the holders of the Company’s common stock on all matters and is entitled to 200,000,000 votes on all such matters.  Each Share of Series A PS is convertible into one share of the Company’s common stock at the holder’s option.

Series A PS Valuation
Debt converted – related party	$(30,000)
Valuation of Series A PS issued as consideration	5,217,800
Loss on settlement of debt	$5,187,800

The valuation of the Series A PS was performed by a third party valuation expert and was based on the voting control obtained and the Company's market cap at the time of the transaction.

KRAIG BIOCRAFT LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014

NOTE 7    COMMITMENTS AND CONTINGENCIES

On March 18, 2010, the Company entered into an addendum to the employment agreement whereby the Company will reimburse the employee and his family for up to $20,000 of out of pocket medical and dental care costs, including prescription costs or co-pays.

On September 30, 2010, the Company entered into an addendum to the employment agreement whereby all but $250,000 of unpaid back salary was forgiven by the principal stockholder.  The addendum also eliminated the various milestone achievement awards from the prior employment agreements.  In addition, the addendum reduced the interest rate to 3% per year.  Further, the conversion rights for unpaid back salary and other owed debts were amended whereby the principal shareholder has the option to convert any accrued salary into Class “A” Common stock by dividing the dollar value of the debt to be converted to stock by the closing price of the stock on the date that the conversion notice is received by the Company.  This amendment effectively eliminated any beneficial conversion features related to accrued salary of September 30, 2010.  In exchange the Company agreed to issue 10,000,000 preferred shares to the principal stockholder no later than September 30, 2011, that date was extended by mutual agreement to December 31, 2012.  The agreement was subsequently extended to October 30, 2013. By agreement with the principal shareholder, this obligation to issue preferred shares was satisfied by the December 17, 2013 issuance of 2 shares of super voting preferred stock.

On November 10, 2010, the Company entered into an addendum to the employment agreement, effective January 1, 2011 through the December 31, 2015.  The term of the agreement is a five year period at an annual salary of $210,000.  There is a 6% annual increase.    For the year ending December 31, 2014 the annual salary is $265,120.  The employee is also to receive a 20% bonus based on the annual based salary.  Any stock, stock options bonuses have to be approved by the board of directors (See Note 8).

On October 2, 2014, the Company entered into a letter agreement for an equity line of financing up to $7,500,000 (the “Letter Agreement”) with Calm Seas Capital, LLC (“Calm Seas”).

Under the Letter Agreement, over a 24 month period from the Effective Date (as defined below) we may put to Calm Seas up to an aggregate of $7,500,000 in shares of our Class A common stock for a purchase price equal to 80% of the lowest price of our Class A common stock during the five consecutive trading days immediately following the date we deliver notice to Calm Seas of our election to put shares pursuant to the Letter Agreement.  We may put shares bi-monthly.  The dollar value that will be permitted for each put pursuant to the Letter Agreement will be the lesser of: (A) the product of (i) 200% of the average daily volume in the US market of our Class A common stock for the ten trading days prior to the date we deliver our put notice to Calm Seas multiplied by (ii) the average of the daily closing prices for the ten (10) trading days immediately preceding the date we deliver our put notice to Calm Seas, or (B) $100,000.  We will automatically withdraw our put notice to Calm Seas if the lowest closing bid price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing “bid” price for our Class A common stock for the ten (10) trading days prior to the date we deliver our put notice to Calm Seas. Notwithstanding the $100,000 ceiling for each bi-monthly put, as described above, we may at any time request Calm Seas to purchase shares in excess of such ceiling, either as a part of bi-monthly puts or as an additional put(s) during such month.  If Calm Seas, in its sole discretion, accepts such request to purchase additional shares, then we may include the put for additional shares in our monthly put request or submit an additional put for such additional shares in accordance with the procedure set forth above.

 The Letter Agreement will terminate when any of the following events occur:

●	Calm Seas has purchased an aggregate of $7,500,000 of our Class A common stock; or

●	The second anniversary from the Effective Date.

On January 23, 2015, the board of directors appointed Mr. Jonathan R. Rice as its Chief Operating Officer. Mr. Rice’s employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to an annual cash compensation of $120,000, which includes salary, health insurance, 401K retirement plan contributions, etc. The Company also agreed to reimburse Mr. Rice for his past educational expenses of approximately $11,000. In addition, Mr. Rice will be issued a three-year warrant to purchase 2,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the employment agreement. Additionally, on May 28, 2015, the Company issued a three-year warrant to purchase 3,000,000 shares of common stock of the Company at an exercise price of $0.001 per share. The warrant fully vests on October 28, 2016. For the year ended December 31, 2015, the Company recorded $121,448 for the warrants issued to related party.

(A)License Agreement

On May 8, 2006, the Company entered into a license agreement.  Pursuant to the terms of the agreement, the Company paid a non-refundable license fee of $10,000. The Company will pay a license maintenance fee of $10,000 on the one year anniversary of this agreement and each year thereafter.  The Company will pay an annual research fee of $13,700 with first payment due January 2007, then on each subsequent anniversary of the effective date commencing May 4, 2007.  Pursuant to the terms of the agreement the Company may be required to pay additional fees aggregating up to a maximum of $10,000 a year for patent maintenance and prosecution relating to the licensed intellectual property.

On October 28, 2011, the Company entered into a license agreement with the University of Notre Dame. Under the agreement, the Company received exclusive and non-exclusive rights to certain spider silk technologies including commercial rights with the right to sublicense such intellectual property. In consideration of the licenses granted under the agreement, the Company agreed to issue to the University of Notre Dame 2,200,000 shares of its common stock and to pay a royalty of 2% of net sales.  On March 4, 2015, the Company entered into a new Intellectual Property / Collaborative Research Agreement with Notre Dame extending the duration of the agreement through March 2016.  Under the agreement the Company will provide approximately $534,000 in financial support. The license agreement has a term of 20 years which can be extended on an annual basis after that. It can be terminated by the University of Notre Dame if the Company defaults on its obligations under the agreement and fails to cure such default within 90 days of a written notice by the university. The Company can terminate the agreement upon a 90 day written notice subject to payment of a termination fee of $5,000 if the termination takes place within 2 years after its effectiveness, $10,000 if the termination takes place within 4 years after its effectiveness and $20,000 if the Agreement is terminated after 4 years.

KRAIG BIOCRAFT LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014

(B)Royalty and Research Agreements

On May 1, 2008 the Company entered into a five year consulting agreement for research and development. Pursuant to the terms of the agreement, the Company will be required to pay $1,000 per month, or at the Company’s option, the consulting fee may be paid in the form of Company common stock based upon the greater of $0.05 per share or the average of the closing price of the Company’s shares over the five days preceding such stock issuance.  As of June 30, 2011 the Company had accrued $17,000 of accounts payable for the services provided of which was paid in common stock on July 1, 2009 (See Note 6(C)).  As of June 30, 2011 the Company issued 280,000 shares of common stock in exchange for $14,000 of accounts payable for the services performed.  On March 19, 2014, the Company entered into a five year consulting agreement for general advisor and consulting services.  As consideration for the services performed, the Company agrees to pay the consultant a fee of $1,000 per month.  At the Company’s option, said consulting fee may be paid to the consultant in the form of Company stock based upon the greater of $0.50/share or the average of the closing price of the Company’s common stock over the five days preceding such stock issuance.  On March 28, 2014, issue 44,000 shares of common stock as consideration for consulting fees owed from June 1, 2012 through March 31, 2014. On October 9, 2014 the Company issued 12,000 shares with a fair value of $484 ($0.0403/share) to a consultant as consideration for consulting fees owed from April 1, 2014 through September 30, 2014 of $12,000.  The issuance of shares resulted in gain on settlement of accounts payable of $11,516.  The consultant also received a bonus of 4,000 shares with a fair value of $161 ($0.0403/share).

On December 26, 2006, the Company entered into an addendum to the intellectual property transfer agreement with an officer.  In consideration of the Company issuing either 200,000 preferred shares with the following preferences; no dividends and voting rights equal to 100 common shares per share of preferred stock or the payment of $120,000, the officer agreed to terminate the royalty payments due under the agreement and give title to the exclusive license for the non-protective apparel use of the intellectual property to the Company.  On the date of the agreement, the Company did not have any preferred stock authorized with the required preferences.  In accordance with FASB Accounting Standards Codification No 480, Distinguishing Liabilities from Equity, the Company determined that the present value of the payment of $120,000 that was due on December 26, 2007, the one year anniversary of the addendum, should be recorded as an accrued expense until such time as the Company has the ability to assert that it has preferred shares authorized.  As of March 31, 2010, the Company has recorded $120,000 in accrued expenses- related party.  On December 21, 2007 the officer extended the due date to July 30, 2008.  On May 30, 2008 the officer extended the due date to December 31, 2008.  On October 10, 2008, the officer extended the due date to the earlier of (a) March 30, 2010 or (b) upon demand by the officer.  The due date was extended to March 31, 2011.  On September 8, 2009, a payment of $15,000 was paid to the officer. An additional payment of $10,000 was made on October 19, 2009 and December 1, 2009, respectfully.  Additionally, the accrued expenses are accruing 7% interest per year. On January 15, 2010 an additional payment of $10,000 was made.  During the quarter ending September 30, 2010 an additional payment of $8,000 was made. During the quarter ending September 30, 2012 an additional payment of $1,000 was made.  During the year ended December 31, 2013, an additional payment of $1,280 was made.  During the year ended December 31, 2014, an additional loan of $572 was made.  As of December 31, 2014 the outstanding balance is $65,292. As of December 31, 2014 the Company recorded interest expense and related accrued interest payable of $1,954.

On June 6, 2012 the Company entered into a consulting agreement for intellectual property and collaborative research and development with an American university.  The agreement covers ongoing research and development work performed by the university at the Company’s behest and with the Company’s assistance. On March 4, 2015, the Company entered into a new Intellectual Property / Collaborative Research Agreement with Notre Dame extending the duration of the agreement through March 2016.   Pursuant to the terms of the agreement the Company will be required to pay approximately $534,000 for research and development over the two year period. For the year ended December 31, 2014 and 2013, respectively, the company paid $439,536 and $489,434 in research and development fees.

On December 30, 2015, the Company entered into a cooperative agreement for the research and pilot production of hybrid silkworms in Vietnam. Under this agreement the Company will establish a subsidiary in Vietnam where it will develop and produce hybrid silkworms. As of December 31, 2015, the subsidiary was not yet established and no work has been performed in Vietnam for the year ended December 31, 2015. The Company delayed the announcement of this agreement until late in February, 2016. This additional time was used to confirm this agreement with higher level authorities and outside review.

(C)Consulting Agreement

 On July 9, 2013, the Company entered into an agreement with a consultant to provide investor relations services in exchange for a warrant for 10,000,000 common shares at $.001 with a cashless provision and a five year term.

On September 30, 2013 the Company entered into a Collaborative Yarn and Textile Development Agreement with a technical textile manufacturing company.  Pursuant to the terms of that agreement the Company has agreed to supply the technical textile manufacturing company with sample quantities of the Company’s recombinant spider silk for the purpose of developing and testing new textiles which are made from, or which incorporate recombinant spider silk.  The agreement provides that the two companies will jointly share, on an equal basis, any intellectual property, including any utility patents, which are developed as a result of this collaboration.  Such intellectual property potentially includes utility patents on textile designs.  The Company has agreed that it will pay half of the cost associated with the filing and prosecution of utility patents relating to intellectual property which is developed through its collaboration with the technical textile manufacturing company.

On October 15, 2013 the Company entered into an intellectual property agreement with a scientific researcher relating to the development of new recombinant silk fibers.  Under the terms of that agreement the scientific researcher will transfer to the Company his rights to intellectual property, inventions and trade secrets which the researcher develops relating to recombinant silk.  The researcher will receive 8,000,000 warrants of the Company’s stock, exercisable 24 months from the date of the agreement.  The researcher will also receive additional warrants when and if the researcher develops advanced recombinant silk fibers for the Company’s use.  Under the terms of the agreement the researcher will receive 10,000,000 warrants in the event that he develops a new recombinant silk fiber with certain performance characteristics, and another 10,000,000 warrants if he develops a second recombinant silk fiber with certain characteristics.  If the consultant performs the contract in good faith the consultant will be entitled to an additional 8,000 warrants.  The warrants described in this note all contain a cashless exercise provision and are exercisable on the 24 month anniversary of the date on which they were issuable under the agreement.

KRAIG BIOCRAFT LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014

On February 17, 2014, the Company entered into two consulting agreements with two consultants for independent technical expertise to further the Company’s business plans and scientific research and development.  As consideration for the services performed, the Company agrees to issue the following to each of the consultants:

●
Within 30 days of the date of this agreement, a warrant for six hundred thousand shares of the Company’s common stock to be exercisable on the 14 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

●
Within 30 days of the date of this agreement, a warrant for one million shares of the Company’s common stock to be exercisable on the 20 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

●
Within 30 days of the date of this agreement, a warrant for two million shares of the Company’s common stock to be exercisable on the 32 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

●
Based on the consultants reaching two sets of benchmarks, two separate warrants for one million five hundred thousand shares of the Company’s common stock to be exercisable on the 28 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

●
On the three year anniversary, assuming the consultant acted in good faith and the Company’s board of directors approval, a warrant for one million five hundred thousand shares of the Company’s common stock to be exercisable on the 28 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

On April 23, 2014, the Company entered into a six months agreement with a consultant to provide investor relations services. As consideration for the services performed, the Company agrees to issue 1,800,000 shares of common stock.  On May 5, 2014, the company issued 1,800,000 shares of common stock for $111,600 ($0.062/share).

On April 30, 2014 the Company entered into a one year agreement with a consultant for research and development. As consideration for services, the Company agrees to pay for Consultant’s air fare from the United States to Africa, for a trip scheduled in early May 2014.

On June 4, 2014 the Company entered into a one year agreement with a consultant to provide investor relations services. As consideration for the services performed, the Company agrees to issue a warrant for 3,000,000 shares of common stock $0.001 with a cashless exercise provision and a three year term. On June 24, 2014, the company issued a warrant for 3,000,000 shares of common stock with a fair value of $171,102 (See Note 6(E)).

On June 22, 2015 the Company entered into an agreement with a consultant to provide investor relations services. The agreement commenced on June 22, 2015 and will continue until December 16, 2015. As consideration for the services performed, the Company agrees to issue a warrant for 15,000,000 shares of common stock $0.001 with a cashless exercise provision and a three year term. On June 22, 2015, the company issued a warrant for 15,000,000 shares of common stock with a fair value of $590,335 (See Note 6(C)).

On November 11, 2015 the Company entered into an agreement with a consultant to provide advisory services. As consideration for the services performed, the Company agreed to pay the consultant $10,000.

(D) Operating Lease Agreement

On April 1, 2012 the Company executed a one-year non-cancelable operating lease for its Laboratory space. The lease was subsequently extended through March 31, 2014. On February 25, 2015, the Company renewed its lease of a Laboratory. The lease is on a month to month basis at an annual rate of $13,200. On June 30, 2015 the Company cancelled its lease of this laboratory.

We rented office space at 120 N. Washington Square, Suite 805, Lansing, Michigan 48950, which was our principal place of business. Our lease was on a month to month basis. We paid an annual rent of $600 for conference facilities, mail, fax, and reception services located at our principal place of business. On September 1, 2015 the Company ended the lease of this office.

Starting in February of 2015, we rent additional office space in East Lansing, Michigan. In July 2015, the Company signed a new lease for its East Lansing, Michigan office space. The Company pays an annual rent of $4,742 for office space, conference facilities, mail, fax, and reception services.

Starting in September of 2015, we rent office space at 2723 South State Street, Suite 150, Ann Arbor, Michigan 48104, which is our principal place of business. We pay an annual rent of $2,028 for conference facilities, mail, fax, and reception services located at our principal place of business.

Rent expense for the years ended December 31, 2015 and 2014 is $12,832 and $14,137, respectively.

NOTE 8    RELATED PARTY TRANSACTIONS

On December 26, 2006, the Company entered into an addendum to the intellectual property transfer agreement with an officer.  In consideration of the Company issuing either 200,000 preferred shares with the following preferences; no dividends and voting rights equal to 100 common shares per share of preferred stock or the payment of $120,000, the officer agreed to terminate the royalty payments due under the agreement and give title to the exclusive license for the non-protective apparel use of the intellectual property to the Company.  On the date of the agreement, the Company did not have any preferred stock authorized with the required preferences.   In accordance with FASB Accounting Standards Codification No. 480, Distinguishing Liabilities from Equity, the Company determined that the present value of the payment of $120,000 that was due on December 26, 2007, the one year anniversary of the addendum, should be recorded as an accrued expense until such time as the Company has the ability to assert that it has preferred shares authorized.  As of March 31, 2010, the Company has recorded $120,000 in royalty agreement payable- related party.  On December 21, 2007 the officer extended the due date to July 30, 2008.  On May 30, 2008 the officer extended the due date to March 31, 2009.  On October 10, 2008, the officer extended the due date to the earlier of (a) March 30, 2010 or (b) upon demand by the officer. On March 30, 2010, the officer extended the due date to the earlier of (a) March 30, 2010 or (b) upon demand by the officer.  On September 8, 2009, a payment of $15,000 was paid to the officer. On October 19, 2009 and December 1, 2009, $10,000 was paid to the officer respectfully.  An additional payment of $10,000 was made on January 15, 2010.  During the quarter ending September 30, 2010 an additional payment of $8,000 was made. During the year ended December 31, 2012 an additional payment of $1,000 was made. During the year ended December 31, 2013 an additional payment of $1,280 was made.  During the year ended December 31, 2014, an additional loan of $572 was made.  As of December 31, 2014 the outstanding balance is $65,292.  Additionally, the accrued expenses are accruing 7% interest per year.  As of December 31, 2014 the Company recorded interest expense and related accrued interest payable of $1,955.

KRAIG BIOCRAFT LABORATORIES, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014

As of December 31, 2014, the Company owes $769,420 in accrued salary to principal stockholder.  On November 10, 2010, the Company entered into an addendum to the employment agreement, effective January 1, 2011 through the December 31, 2015. The term of the agreement is a five year period at an annual salary of $210,000.  There is a 6% annual increase.  For the year ending December 31, 2014 the annual salary is $265,120.  The employee is also to receive a 20% bonus based on the annual based salary.  Any stock, stock options bonuses have to be approved by the board of directors.

On February 25, 2013, the Company received $150,000 from a principal stockholder.  Pursuant to the terms of the loan, the advance bears interest at 3%, is unsecured and due on demand. At December 31, 2013 the Company recorded interest expense and related accrued interest payable of $2,001 and the loan balance of $150,000 was repaid.

On November 10, 2014, the Company sold to the officer of the Company a used automobile for the price of $14,504. The Company reduced the accrued salary by the purchase price of the vehicle and recorded a gain on the sale of the asset of $8,956.

As of December 31, 2014, there was $326,467 of accrued interest- related party and $10,760 in shareholder loan interest – related party included in accounts payable and accrued expenses – related party, which his owed to the Company’s Chief Executive officer.

On January 23, 2015, the board of directors appointed Mr. Jonathan R. Rice as its Chief Operating Officer. The employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to an annual cash compensation of $120,000, which includes salary, health insurance, 401K retirement plan contributions, etc. The Company also agreed to reimburse Mr. Rice for his past educational expenses of approximately $11,000. In addition, Mr. Rice was issued a three-year warrant to purchase 2,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the employment agreement. Additionally, on May 28, 2015, the Company issued a three-year warrant to purchase 3,000,000 shares of common stock of the Company at an exercise price of $0.001 per share. The warrant fully vests on October 28, 2016. For the year ended December 31, 2015, the Company recorded $121,448 for the warrants issued to related party.

As of December 31, 2015 and December 31, 2014, there was $148,019 and $86,325, respectively, included in accounts payable and accrued expenses - related party, which is owed to the Company’s Chief Executive Officer.

As of December 31, 2015, there was $426,054 of accrued interest- related party and $ 12,718 in shareholder loan interest – related party included in accounts payable and accrued expenses – related party, which his owed to the Company’s Chief Executive officer.

As of December 31, 2015, the Company owes $1,094,153 in accrued salary to principal stockholder and $1,748 to the Company’s COO.

NOTE 9    SUBSEQUENT EVENTS

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through March 30, 2016, the date the financial statements were available to be issued.

On January 23, 2016, the Company entered into an agreement with a consultant to provide investor relations services. The agreement commenced on January 23, 2016 and will continue for four months. As consideration for the services performed, the Company agrees to pay $100,000 broken up into $25,000 dollar monthly payments.

On January 14, 2016 the Company signed and employment agreement with its COO. The employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to an annual cash compensation of $120,000, which includes salary, health insurance, 401K retirement plan contributions, etc. In addition, Mr. Rice will be issued a three-year warrant to purchase 6,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the employment agreement.

On February 1, 2016 the Company signed a six (6) month lease extension for its East Lansing office. The Company pays an annual rent of $4,893 for office space, conference facilities, mail, fax, and reception services.

On February 16, 2016 the Company issued 5,630,631 shares of common stock for $100,000 ($0.018/share).

On March 29, 2016 the Company issued 5,411,255 shares of common stock for $100,000 ($0.018/share).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Caution Regarding Forward-Looking Information

Certain statements contained herein, including, without limitation, statements containing the words “believes”, “anticipates”, “expects” and words of similar import, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, among others, the following: international, national and local general economic and market conditions: demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other factors referenced in this and previous filings.

Given these uncertainties, readers of this prospectus and investors are cautioned not to place undue reliance on such forward-looking statements.

Plan of Operations

During the next twelve months, we expect to take the following steps in connection with the further development of our business and the implementation of our plan of operations:

»
We spent approximately $110,681 between January 2016 and March 2016 on collaborative research and development of high strength polymers at the University of Notre Dame. We expect to spend approximately $35,000 per month between April 2015 and March 2016 on collaborative research and development of high strength polymers at the University of Notre Dame.  With this increase in funding we plan to accelerate both our microbiology and selective breeding programs as well as providing more resources for our material testing protocols.  If our financing will allow, management will give strong consideration to accelerating the pace of spending on research and development within the University of Notre Dame’s laboratories.

»
We expect to spend approximately $13,700 on collaborative research and development of high strength polymers and spider silk protein at the University of Wyoming over the next twelve months. This level of research spending at the university is also a requirement of our licensing agreement with the university. If our financing will allow, management will give strong consideration to accelerating the pace of spending on research and development within the University of Wyoming’s laboratories.

»
We will actively consider pursuing collaborative research opportunities with other university laboratories in the area of high strength polymers. If our financing will allow, management will give strong consideration to increasing the depth of our research to include polymer production technologies that are closely related to our core research.

»
We will consider buying an established revenue producing company in a compatible business, in order to broaden our financial base and facilitate the commercialization of our products. We expect to use a combination of stock and cash for any such purchase.

»
We will also actively consider pursuing collaborative research opportunities with both private and university laboratories in areas of research which overlap the company’s existing research and development. One such potential area for collaborative research which the company is considering is protein expression platforms. If our financing will allow, management will give strong consideration to increasing the breadth of our research to include protein expression platform technologies.

»	We plan to actively pursue collaborative research and product testing, opportunities with companies in the biotechnology, materials, textile and other industries.
»
We plan to actively pursue collaborative commercialization, marketing and manufacturing opportunities with companies in the textile and material sectors for the fibers we developed and for any new polymers that we create in 2016.

»	We plan to actively pursue the development of commercial scale production of our recombinant materials including Monster SilkTMand Dragon SilkTM

Limited Operating History

We have not previously demonstrated that we will be able to expand our business through an increased investment in our research and development efforts. We cannot guarantee that the research and development efforts described in this filing will be successful. Our business is subject to risks inherent in growing an enterprise, including limited capital resources, risks inherent in the research and development process and possible rejection of our products in development.

If financing is not available on satisfactory terms, we may be unable to continue expanding our operations. Equity financing will result in a dilution to existing shareholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

N/A

Three months ended March 31, 2016 Compared to the Three Months Ended March 31, 2015
Our revenue, operating expenses, and net loss from operations for the three month period ended March 31, 2016 as compared to the three month period ended March 31, 2015, were as follows – some balances on the prior period’s combined financial statements have been reclassified to conform to the current period presentation:

	Three Months Ended			% Change Increase (Decrease)
	March 31:
	2016	2015	Change
NET REVENUES	$-	$-	-
OPERATING EXPENSES:
General and Administrative	117,867	156,470	(38,603)	(24.67%)
Professional Fees	144,013	81,330	62,683	77.07%
Officer's Salary	105,379	86,576	18,803	21.72%
Research and Development	110,681	79,586	31,095	39.07%
Total Operating Expenses	477,940	403,962	73,978	18.31%
Loss from Operation	(477,940)	(403,962)	(73,978)	(18.31%
Gain on forgiveness of debt	-	9,679	9,679	100%
Interest Expense	(31,040)	(21,892)	(9,148)	41.79%
Net Loss	$(508,980)	416,175	(92,805)	22.30%

Net Revenues: During the three months ended March 31, 2016, we realized $0 of revenues from our business. During the three months ended March 31, 2015, we realized $0 of revenues from our business. The change in revenues between the quarter ended March 31, 2016 and 2015 was $0 or 0%.

Cost of Revenues: Costs of revenues for the three months ended March 31, 2016 were $0, as compared to $0 for the three months ended March 31, 2015, a change of $0 or 0%.

Gross Profit: During the three months ended March 31, 2016, we realized a gross profit of $0, as compared to $0 for the three months ended March 31, 2015, a change of $0 or 0%.

Research and development expenses: During the three months ended March 31, 2016 we incurred $110,681 research and development expenses. During the three months ended March 31, 2015 we incurred $79,586 of research and development expenses, an increase of $31,095 or 39.07% compared with the same period in 2016. The research and development expenses are attributable to the research and development with the Notre Dame University; this increase was due to the timing of research related activity and related charges and the hiring of an additional lab team member.

Professional Fees: During the three months ended March 31, 2016, we incurred $144,013 professional expenses, which increased by $62,683 or 77.1% from $81,330 for the three months ended March 31, 2015. The increase in professional fees expense was attributable to increased expenses related to intellectual property protection of the research and development activities during the three months ended March 31, 2016.

Officers Salary: During the three months ended March 31, 2016, officers’ salary expenses increased to $105,379 or 21.7% from $86,576 for the three months ended March 31, 2015. The increase in officer’s salary expenses was attributable to the hiring of a Chief Operations Officer in late January of 2015.

General and Administrative Expense : General and administrative expenses decreased by $38,603 or 24.7% to $117,867 for the three months ended March 31, 2016 from $156,470 for the three months ended March 31, 2015. Our general and administrative expenses for the three months ended March 31, 2016 consisted of consulting fees of $3000 and other general and administrative expenses (which includes expenses such as Auto, Business Development, SEC Filing, Investor Relations, General Office, Warrant Compensation) of $114,788, Travel of $79, for a total of $117,867. Our general and administrative expenses for the three months ended March 31, 2015 consisted of salaries and benefits of $3,750, consulting fees of $6,000, and other general and administrative expenses (which includes expenses such as: Auto, Business Development, SEC Filing, Investor Relations, General Office, warrant Compensation of $132,682, Travel of $14,218 for a total of $156,470. The primary reason for the increase in comparing the three months ended March 31, 2016to the corresponding period for 2015 was mainly due to general business expenses.

Interest Expense: Interest expense increased by $9,148 to $31,040 for the three month period ended March 31, 2016 from $21,892 for the three month period ended March 31, 2015. The increase was primarily due to interest on the loans.

Net Loss: Net loss increased by $92,805, or 22.3%, to a net loss of $508,980 for the three month period ended March 31, 2016 from a net loss of $416,175 for the three month period ended March 31, 2015. This increase in net loss was driven primarily by increases in research and development and professional fees.

Year ended December 31, 2015 compared to year ended December 31, 2014.

Our revenue, operating expenses, and net loss from operations for the years ended December 31, 2015 as compared to the year ended December 31, 2014, were as follows – some balances on the prior period’s combined financial statements have been reclassified to conform to the current period presentation:

	Years Ended			% Change
	2015	2014	Change
NET REVENUES	$-	$-	-
OPERATING EXPENSES:
General and Administrative	920,919	896,079	24,840	2.77%
Professional Fees	260,716	180,599	80,117	44.36%
Officer's Salary	440,896	318,144	122,752	38.58%
Research and Development	432,008	439,536	(7,528)	-1.71%
Total operating expenses	2,054,539	1,834,358	220,181	12.00%
Loss from operations	(2,054,539)	(1,834,358)	(220,181)	12.00%
Gain on forgiveness of debt	23,245	30,652	(7,407)	-24.16%
Bad debt expense	(953)	-	(953)
Interest expense	(101,546)	(69,281)	(32,265)	46.57%
Net Loss	$(2,133,793)	$ (1,872,987)	(260,806)	13.9%

Revenue for the twelve months ended December 31, 2015 was $0. This compares to $0 in revenue for the for the twelve month period which ended December 31, 2014.

Operating expenses for the twelve months ended December 31, 2015 were $2,054,539. This compares to $1,834,358 in expenses during the twelve month period which ended December 31, 2014. Research and development expenses for the twelve months ended December 31, 2015 were $432,008. This compares to $439,536 spent on research and development during the twelve months ended December 31, 2014. In addition, we had the following expenses during the twelve month period which ended December 31, 2015: general and administrative $920,919, professional fees $260,716 and officer’s salary $440,896. This compares to the same expenses during the twelve month period which ended December 31, 2014: general and administrative $896,079, professional fees $180,599, and officer’s salary $318,144.

Our professional fee expenses and officer’s salary experienced the largest changes between the years ended December 31, 2015 and 2014.  These values are set forth below:

	Year ended 12/31/2015	Year ended 12/31/2014
Professional Fees	$260,716	$180,599
Officer’s Salary	$440,896	$318,144

 The increase in professional fee expenses of $80,117 in 2015 was primarily due to increased spending on patent filings.

The primary reason for the increase in officer’s salary of $122,752 was the addition of Mr.Rice to the Company in January of 2015.

Capital Resources, Liquidity and Management Plans

As of December 31, 2015 we had $238,188 in cash compared to $495,036 as of December 31, 2014.

We believe we can not satisfy our cash requirements for the next twelve months with our current cash. Completion of our plan of operation is subject to attaining adequate financing. We cannot assure investors that adequate financing will be available. In the absence of such financing, we may be unable to proceed with our plan of operations.

We anticipate that our operational, and general & administrative expenses for the next 12 months will total approximately $2,150,000. We do not anticipate the purchase or sale of any significant equipment. We also do not expect any significant additions to the number of employees. The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent private financings may vary significantly depending upon the exact amount of funds raised and our progress with the execution of our business plan.

In the event we are not successful in obtaining financing, we may not be able to proceed with our business plan for the commercialization of our products and further research and development of new products. We anticipate that we will incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

Our condensed financial statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As presented in the financial statements, we incurred a net loss of $508,980 during the three months ended March 31, 2016, and losses are expected to continue in the near term. The accumulated deficit is $20,821,116at March 31, 2016. Refer to Note 5 for our discussion of stockholder deficit. We have been funding our operations through private loans and the sale of common stock in private placement transactions. Refer to Note 4 and Note 5 in the condensed financial statements for our discussion of notes payable and shares issued, respectively. Our cash resources are insufficient to meet our planned business objectives without additional financing. These and other factors raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverabilityand classification of assets or the amounts and classification of liabilities that may result from the possible inability of our company to continue as a going concern.

Management anticipates that significant additional expenditures will be necessary to develop and expand our business before significant positive operating cash flows can be achieved. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to ultimately achieve sustainable revenues and profitable operations. At March 31, 2016, we had $187,002 of cash on hand. These funds are insufficient to complete our business plan and as a consequence, we will need to seek additional funds, primarily through the issuance of debt or equity securities for cash to operate our business. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stock holders, in case or equity financing.
Management has undertaken steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond. These steps include (a) raising additional capital and/or obtaining financing; (b) controlling overhead and expenses; and (c) executing material sales or research contracts. There can be no assurance that the Company can successfully accomplish these steps and it is uncertain that the Company will achieve a profitable level of operations and obtain additional financing. There can be no assurance that any additional financing will be available to the Company on satisfactory terms and conditions, if at all. As of the date of this Report, we have not entered into any formal agreements regarding the above.
In the event the Company is unable to continue as a going concern, the Company may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.
Presently, due to the lack of revenues and profitability we are not able to meet our operating and capital expenses. The success of our ability to continue as a going concern is dependent upon raising additional capital and/or financing, of which there can be no guarantee, and maintaining a break even or profitable level of operations. We have incurred operating losses since inception, and this is likely to continue in the near future.
The financial requirements of our Company will be dependent upon the financial support through credit facilities and additional sales of our equity securities. There can be no assurance, however, that such financing will be available or, if it is available, that we will be able to structure such financing on terms acceptable to us and that it will be sufficient to fund our cash requirements until we can reach a level of profitable operations and positive cash flows. If we are unable to obtain the financing necessary to support our operations, we may be unable to continue as a going concern. We currently have no firm commitments for any additional capital.
The downturn in the United States stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our shares of common stock or the debt securities may cause us to be subject to restrictive covenants. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek additional financing. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

Cash, total current assets, total assets, total current liabilities and total liabilities as of March 31, 2016 as compared to December 31, 2015, were as follows:

	March 31, 2016	December 31, 2015
Cash	$187,002	$238,188
Prepaid Expenses	250	645
Total current assets	187,252	238,833
Total assets	$249,171	$304,937
Total current liabilities	2,383,614	2,201,873
Total liabilities	$2,383,614	$2,201,873

At March 31, 2016, we had a working capital deficit of $2,196,362, compared to a working capital deficit of $1,963,040 at December 31, 2015. Current liabilities increased to $2,383,614 at March 31, 2016 from $2,201,873 at December 31, 2015, primarily as a result of accounts payable and accrued compensation.

For the three months ended March 31, 2016, net cash used in operations of $251,186 was the result of a net loss of $508,980 offset by depreciation expense of $4,185, warrants issued to related parties of $71,473, an increase of accrued expenses and other payables-related party of $118,185 and an increase in accounts payable of $63,556. For the three months ended March 31, 2015, net cash used in operations of $206,505 was the result of a net loss of $416,175 offset by depreciation expense of $2,632, gain on forgiveness of debt of $9,679, an increase in prepaid expenses of $0, a decrease of accrued expenses and other payables-related party of $123,423 and an increase in accounts payable of $20,977.

Off-Balance Sheet Arrangements
The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.
Critical Accounting Policies

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, and revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 1 of our financial statements. While all these significant accounting policies impact its financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our results of operations, financial position or liquidity for the periods presented in this prospectus.

Recent Accounting Pronouncements

In November 2014, The Financial Accounting Standards Board (FASB) issued Accounting Standard Update No. 2014-16—Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (a consensus of the FASB Emerging Issues Task Force). The amendments in this Update do not change the current criteria in GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required. That is, an entity will continue to evaluate whether the economic characteristics and risks of the embedded derivative feature are clearly and closely related to those of the host contract, among other relevant criteria. The amendments clarify how current GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. The effects of initially adopting the amendments in this Update should be applied on a modified retrospective basis to existing hybrid financial instruments issued in the form of a share as of the beginning of the fiscal year for which the amendments are effective. Retrospective application is permitted to all relevant prior periods.

In November 2014, The Financial Accounting Standards Board (FASB) issued Accounting Standard Update No. 2014-17—Business Combinations (Topic 805): Pushdown Accounting (a consensus of the FASB Emerging Issues Task Force).  The amendments in this Update provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. The amendments in this Update are effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. However, if the financial statements for the period in which the most recent change-in-control event occurred already have been issued.

In June 10, 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation ("ASUE 2014-10"). The guidance is intended to reduce the overall cost and complexity associated with financial reporting for development stage entities without reducing the availability of relevant information. The Board also believes the changes will simplify the consolidation accounting guidance by removing the differential accounting requirements for development stage entities. As a result of these changes, there no longer will be any accounting or reporting differences in GAAP between development stage entities and other operating entities. For organizations defined as public business entities the presentation and disclosure requirements in Topic 915 will no longer be required starting with the first annual period beginning after December 15, 2014, including interim periods therein. Early application is permitted for any annual reporting period or interim period for which the entity's financial statements have not yet been issued (public business entities) or made available for issuance (other entities). The Company adopted this pronouncement for the period from April 25, 2006 (inception) through December 31, 2014.

In June 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-12, “Compensation – Stock Compensation (Topic 718); Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period”. The amendments in this ASU apply to all reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards. For all entities, the amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. Entities may apply the amendments in this ASU either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this Update as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost. This updated guidance is not expected to have a material impact on our results of operations, cash flows or financial condition.  We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition

In August 2014, the FASB issued Accounting Standards Update “ASU” 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) - Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this Update provide that guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this Update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. As of December 31, 2014, we have adopted the provisions of this ASU.

All other newly issued accounting pronouncements but not yet effective have been deemed either immaterial or not applicable.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and sole director as of the date of the Prospectus is as follows:

NAME	AGE	POSITION	DATE APPOINTED

Kim Thompson	54	President, Chief Executive Officer, Director	April 25, 2006
Jonathan R. Rice	36	Chief Operating Officer	January 20, 2015

The following summarizes the occupation and business experience during the past five years for our officers and sole director.

KIM THOMPSON

Mr. Thompson was a founder of the California law firm of Ching & Thompson which was founded in 1997 where he focused primarily on commercial litigation. He has been a partner in the Illinois law firm of McJessy, Ching & Thompson since 2004 where he also emphasizes commercial and civil rights litigation. Mr. Thompson received his bachelor’s degree in applied economics from James Madison College, Michigan State University, and his Juris Doctorate from the University of Michigan. He is the named inventor or co-inventor on a number of provisional patent applications including inventions relating to biotechnology and mechanics. Mr. Thompson is the inventor of the technology concept that lead to the forming of the Company. We believe that Mr. Thompson is well suited to serve as our director because of his knowledge of biotechnology, legal expertise and background in economics.

JONANTHAN R. RICE

Jonathan R. Rice had worked at Ultra Electronics, Adaptive Materials Inc., a Michigan company (“UEA”) since 2002. At UEA, he worked as the Director of Advanced Technologies, where he was responsible for new products development and commercialization. He was also the Corporate Facility Security Officer for UEA since 2006, where Mr. Rice ensured UEA’s compliance with federal regulations under the National Industrial Security Program Operating Manual and completed its annual security audit. During 2004 through 2007 while working as an Engineering Manager at UEA, Mr. Rice, among other things, led the design and development of multiple fuel cell and power management systems, established a team to identify and eliminate production and performance limitation, authored technical progress and final reports for customers and provided training to military personnel on use of fuel cell systems. From 2002 through 2005, Mr. Rice had also served as UEA’s Production Manager in charge of developing manufacturing process and techniques and sourcing the production equipment for UEA’s products. Mr. Rice graduated from Michigan Technological University in 2002 with a degree of Bachelors of Science Chemical Engineering. Mr. Rice recieved his Masters of Business Administration from Michigan State University in April 2016.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board. Mr. Thompson is employed as the CEO and CFO of the company pursuant to a five year employment contract.

Our officers and director have not filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past ten (10) years.

Our sole director was appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers were appointed by our board of directors and holds office until removed by the board.

Committees

Because our Board of Directors currently consists of only one member, no board committees have been formed as of the filing of this prospectus. All audit committee functions are performed by Mr. Kim Thompson, as the sole member of our Board of Directors and he is the largest shareholder of the Company and the Company’s Chief Executive Officer and President. Mr. Thompson does not qualify as an “audit committee financial expert” within the applicable definition of the Securities and Exchange Commission.

Code of Ethics

The Company has adopted a Code of Ethics applicable to its Chief Executive Officer and Chief Financial Officer. This Code of Ethics was previously filed as an exhibit to our annual report on Form 10-KSB on March 26, 2008.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officer during the years ended December 31, 2015 and 2014 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary($)	Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
Kim Thompson
President, CEO, CFO and Director	2015	$281,027	56,205		0	0	0	$37,580(1)		$374,812
2014		$265,120	$53,024	0	$0	0	$0	$18,456	(2)	$336,600
Jonathan R. Rice COO (3)	2015	$97,915	$4,000	0	$121,448	0	$0	13,814(4)		$237,117
2014		$0	0	0	$0	0	$0	$0		$0

1)	In 2015, Kim Thompson received $37,580 in medical insurance and medical reimbursement pursuant to an employment agreement entered into with us.
2)	In 2014, Kim Thompson received $18,456 in medical insurance and medical reimbursement pursuant to an employment agreement entered into with us.
3)
Mr. Rice was appointed as the Company's Chief Operating Officer on January 20, 2015.
4) In 2015, Jonathan Rice received 7,604 in medical insurance and medical reimbursement, $960 in phone service expenses, and $5,250 in tuition reimbursements pursuant to an employment agreement entered into with us.

Employment Agreements

On November 10, 2010 the Company entered into a five-year employment agreement with the Company’s Chairman, Chief Executive Officer and Chief Financial Officer, effective as of January 1, 2011. The agreement renews annually so that at all times, the term of the agreement is five years. Pursuant to this agreement, the Company will pay an annual base salary of $210,000 for the period January 1, 2011 through December 31, 2011. Base pay will be increased each January 1st, for the subsequent twelve month periods by six percent. The officer will also be entitled to life, disability, health and dental insurance as well as an annual bonus in an amount equal to 20% of the base salary. The agreement also calls for the retention of the executive as a consultant following the termination of employment with compensation during such consultancy based upon the Company reaching certain milestones:

a. Upon the expiration or termination of this agreement for any reason, or by either party, Company agrees that it will employ Executive as a consultant for a period of four (4) years and at a rate of $4,500 per month.

b. In the event that Company achieves gross sales of five million dollars ($5,000,000) or more, or one million dollars ($1,000,000) or more in net income, in any year during the term of this agreement, or upon the Company’s achieving an average market capitalization over a 240 consecutive calendar day period, in excess of $70,000,000 during the term of this agreement, then the consulting period will be for five (5) years and the consulting rate will be increased to $5,500 per month.

c. In the event that Company achieves gross sales of ten million dollars ($10,000,000) or more, or two million dollars ($2,000,000) or more in net income, in any year during the term of this agreement, or upon the Company’s achieving an average market capitalization over a 240 consecutive calendar day period, in excess of $90,000,000 during the term of this agreement, then the consulting period will be for six (6) years and the consulting rate will be increased to $7,500 per month.

The November 10, 2010 employment agreement replaced the prior agreement dated April 26, 2006 and the Chief executive subsequently waved all warrants and milestone based compensation to which he would have been entitled under the April 26, 2006 agreement.

On January 20, 2015, the Company entered into an at-will employment agreement with Mr. Jonathan R. Rice, its Chief Operating Officer (the “COO Employment Agreement”). The COO Employment Agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the COO Employment Agreement, Mr. Rice is entitled to an annual cash compensation of $120,000, which includes salary, health insurance, 401K retirement plan contributions, etc. The Company also agreed to reimburse Mr. Rice for his past educational expenses of approximately $11,000. In addition, on January 23, 2015, Mr. Rice was issued a three-year warrant to purchase 2,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the COO Employment Agreement. Additionally, on May 28, 2015, the Company issued a three-year warrant to Mr. Rice to purchase 3,000,000 shares of the Company’s common stock at an exercise price of $0.001 per share. The warrant fully vests on October 28, 2016.  For the twelve months ended December 31, 2015, the Company recorded $121,448 for the warrants issued to related party.

On January 14, 2016, the Company signed and employment agreement with its COO. The employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to an annual cash compensation of $140,000, which includes salary, health insurance, 401K retirement plan contributions, etc. In addition, Mr. Rice will be issued a three-year warrant to purchase 6,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the employment agreement.

Outstanding Equity Awards

None.

Long-Term Incentive Plan (“LTIP”) Awards Table.

There were no awards made to a named executive officer in the last completed fiscal year under any LTIP

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock and Series A Preferred Stock as of the date of this prospectus and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class (1)

Class A Common Stock	Kim Thompson	244,258,466	(2)	33.2%
	2723 South State Street, Suite 150
	Ann Arbor, MI 48104

Class A Common Stock	Jonathan R. Rice	2,000,000	(3)	*
	2723 South State Street, Suite 150
	Ann Arbor, MI 48104

Class A Common Stock	All executive officers and directors as a group (2 Persons)	246,258,466		33.5%

Series A Preferred Stock	Kim Thompson	2		100%
	2723 South State Street, Suite 150
	Ann Arbor, MI 48104

Series A Preferred Stock	All executive officers and directors as a group (1 Person)	2		100%
_______________
* less than 1%

(1) The percent of class is based on 734,619,571 shares of our Class A common stock issued and outstanding as of the date of this prospectus.
(2) Such shares include 2 shares of common stock that may be issued upon conversion of the Series A Preferred Stock that is owned by Mr. Thompson.
(3) These are shares are shares of common stock that may be issued upon exercise of a warrant that is owned by Mr. Rice; in addition, Mr. Rice owns a warrant that is not exercisable until May 2018, that can be exercised to purchase up to 3,000,000 shares and a warrant that is not exercisable until February 2017, that can be exercised to purchase up to 6,000,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 19, 2013, the Company issued to the CEO two shares of Series A Preferred Stock, with each share entitles the CEO to 200,000,000 votes on all matters.  Each share of Series A Preferred Stock is convertible into one share of common stock and has the same right to normal dividends as a common share but has no other right to distributions. Such shares of Series A Preferred Stock was issued to the CEO in consideration for the CEO’s agreement to extend the Company’s repayment of the debts owed to him to October 30, 2014 and to forgive $30,000 compensation that the Company owed to him.  On March 25, 2015, with agreement of the CEO not to request repayment before July 1, 2015, the Company extended the repayment period to July 31, 2016.

As of December 31, 2014, there was $326,467 of accrued interest- related party and $10,760 in shareholder loan interest – related party included in accounts payable and accrued expenses – related party, which was owed to the Company’s Chief Executive officer.

As of December 31, 2015 and December 31, 2014, the Company owed $1,143,504 and $818,771, respectively, in accrued salary and accrued payroll taxes to principal stockholder. As of December 31, 2015, no accrued salary has been converted to Class A Common Stock.

As of December 31, 2015 and December 31, 2014, there was $144,251 and $86,325, respectively, included in accounts payable and accrued expenses - related party, which was owed to the Company’s Chief Executive Officer.

As of December 31, 2015, there was $426,054 of accrued interest- related party and $12,718 in shareholder loan interest – related party included in accounts payable and accrued expenses – related party, which was owed to the Company’s Chief Executive officer.

As of December 31, 2015 and December 31, 2014, there was $3,767 and $0, respectively, included in accounts payable and accrued expenses - related party, which was owed to the Company’s Chief Operations Officer.

Other than the above transactions or as otherwise set forth in this report or in any reports filed by the Company with the SEC, there have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K. The Company is currently not a subsidiary of any company.

Director Independence

We are not subject to listing requirements of any national securities exchange and, as a result, we are not at this time required to have our board comprised of a majority of “independent Directors.” Mr. Kim Thompson, our Chief Executive Officer, Chief Financial Officer and President, is our sole director. Mr. Thompson does not qualify as independent directors under Rule 10A-3 of the Securities Exchange Act of 1934 and as defined under the rules and regulations of NASDAQ.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The General Corporation Law of Wyoming provides that directors, officers, employees or agents of  Wyoming corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. This statute provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit brought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.
Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

110,000,000 shares of Class A Common Stock

PROSPECTUS

July 28, 2016